Filed Pursuant to Rule 424(b)(2)
Registration No. 333-160645

CALCULATION OF REGISTRATION FEE

		Amount of
	Maximum Aggregate	Registration
Title of Each Class of Securities Offered	Offering Price	Fee(1)
Common Stock, par value $2.50 per share	$3,374,899,965.00	$391,825.89
Total	$3,374,899,965.00	$391,825.89

(1)	Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended.

PROSPECTUS SUPPLEMENT
(To prospectus dated August 9, 2010)

American International Group, Inc.
74,997,777 Shares of Common Stock

This prospectus supplement is to be used by American International Group, Inc. (“AIG”) in connection with the delivery of up to 74,997,777 shares of AIG’s common stock, par value $2.50 per share (the “Common Stock”), upon the exercise of warrants issued by AIG on January 19, 2011 as a dividend to holders of the Common Stock (each, a “Warrant” and, collectively, the “Warrants”). This prospectus supplement relates to the shares of Common Stock to be issued by AIG upon exercise of the Warrants from time to time.

Our Common Stock is listed on the New York Stock Exchange (“NYSE”) under the symbol “AIG.” On January 18, 2011 the last reported sale price of our Common Stock on the NYSE was $53.17 per share. This price reflected the right to receive the dividend of 0.533933 Warrants per share; the Common Stock is expected to trade regular way ex-dividend beginning January 20, 2011.

The Warrants may be exercised at any time in accordance with their terms until January 19, 2021, which is ten years after the date of the original issuance. Each Warrant entitles the holder to purchase from us one share of our Common Stock at an initial exercise price of $45.00 per share. The Warrants have been issued by AIG pursuant to a warrant agreement between AIG and Wells Fargo Bank, N.A., as Warrant Agent. The Warrants are listed on the NYSE under the symbol “AIG WS”.

Investing in our Common Stock involves risks. Before investing in our Common Stock you should consider carefully the risk factors set forth in “Risk Factors” beginning on page S-2 of this prospectus supplement and in our most recent Annual Report on Form 10-K and subsequently filed Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

AIG will receive proceeds from the exercise of the Warrants. See “Use of Proceeds” in this prospectus supplement.

Prospectus Supplement dated January 19, 2011

Prospectus Supplement

Prospectus

We have provided only the information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference into the accompanying prospectus. AIG has not authorized anyone to provide you with information different from that included in or incorporated into this prospectus supplement and the accompanying prospectus. AIG is offering to sell the securities only under circumstances and in jurisdictions where it is lawful to do so.

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ABOUT THIS PROSPECTUS SUPPLEMENT

This document consists of two parts. The first part is the prospectus supplement, which describes the specific terms of the Warrants and the Common Stock issuable upon exercise. The second part is the prospectus, which describes more general information regarding AIG’s securities, some of which do not apply to this offering. You should read both this prospectus supplement and the accompanying prospectus, together with additional information described under the heading “Where You Can Find More Information” in the accompanying prospectus.

Unless otherwise mentioned or unless the context requires otherwise, all references in this prospectus supplement to “the Company,” “AIG,” “we,” “us,” “our” or similar references mean American International Group, Inc. and its consolidated subsidiaries.

If the information set forth in this prospectus supplement differs in any way from the information set forth in the accompanying prospectus, you should rely on the information set forth in this prospectus supplement. The information contained in this prospectus supplement or the accompanying prospectus or in the documents incorporated by reference herein or therein is accurate only as of the date of the document containing such information.

CAUTIONARY STATEMENT REGARDING PROJECTIONS
AND OTHER INFORMATION ABOUT FUTURE EVENTS

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference into the accompanying prospectus, may include, and AIG’s officers and representatives may from time to time make, projections and statements which may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These projections and statements are not historical facts but instead represent only AIG’s belief regarding future events, many of which, by their nature, are inherently uncertain and outside AIG’s control. It is possible that AIG’s actual results and financial condition will differ, possibly materially, from the anticipated results and financial condition indicated in these projections and statements.

You should refer to our periodic and current reports filed with the Securities and Exchange Commission, or the “SEC”, for specific risks that could cause actual results to be significantly different from those expressed or implied by these projections and statements. See “Where You Can Find More Information” in the accompanying prospectus.

AIG is not under any obligation (and expressly disclaims any such obligations) to update or alter any projection or other statement, whether written or oral, that may be made from time to time, whether as a result of new information, future events or otherwise.

-ii-

THE OFFERING

Common Stock to be issued, assuming full exercise of all Warrants	74,997,777 shares of Common Stock

Net proceeds, assuming full exercise of all Warrants	Approximately $3.372 billion (initial exercise price of $45.00 per share) (calculated net of 67,650.196 Warrants retained due to tax withholding).

NYSE Listing for our Common Stock	“AIG”

NYSE Listing for our Warrants	“AIG WS”

Aggregate number of Warrants issued as a dividend to holders of Common Stock	74,997,777.598

Exercisability	Each Warrant is exercisable for one share of Common Stock, subject to adjustment.

Exercise Price	$45.00 per share, subject to adjustment. The Warrants require the payment of cash consideration.

Exercise Period	The Warrants are generally exercisable at any time until 5:00 p.m., New York time, on January 19, 2021 (or, if that date is not a business day, the next business day), subject to the terms and conditions set forth in the Warrant Agreement. In particular, the Warrants will be exercisable only if a registration statement relating to the Common Stock issuable upon exercise is effective and current.

RISK FACTORS

An investment in our Common Stock involves certain risks. You should carefully consider the following risk factors, together with all of the other information included in or incorporated into this prospectus supplement and the accompanying prospectus. You should also consider carefully each of the risk factors included in our most recently filed Annual Report on Form 10-K and subsequently filed Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

Risks Relating to the Common Stock

Our holding company structure and certain regulatory and other constraints could affect our ability to pay dividends and make other payments.

As a holding company, American International Group, Inc. depends on dividends, distributions and other payments from its subsidiaries to fund payments due on AIG’s obligations, including its outstanding debt. Further, the majority of AIG’s investments are held by its regulated subsidiaries. Certain of AIG’s regulated subsidiaries currently are, have in the past been, and may in the future be, restricted from making dividend payments, or advancing funds, to AIG. These restrictions may hinder AIG’s ability to access funds that American International Group, Inc. may need to make payments on its obligations, including those arising from day-to-day business activities, as well as access to the funds needed to make dividend payments.

In addition, we have agreed with the U.S. Department of the Treasury (the “Treasury Department”) that, for so long as the Series G Cumulative Mandatory Convertible Preferred Stock that we issued to the Treasury Department on January 14, 2011 is outstanding, even if the liquidation preference is zero, neither we nor any of our subsidiaries will, without the consent of the Treasury Department, declare or pay any dividend or make any distribution on the Common Stock or redeem, purchase or acquire any shares of Common Stock or other capital stock or other equity securities of any kind of the Company, subject in each case to limited exceptions.

The price of our Common Stock may fluctuate significantly, which may make it difficult for you to resell shares of our Common Stock owned by you at times or at prices you find attractive.

The price of our Common Stock on the NYSE constantly changes. We expect that the market price of our Common Stock will continue to fluctuate.

Our stock price may fluctuate as a result of a variety of factors, many of which are beyond our control. These factors include:

•	periodic variations in our operating results or the quality of our assets,

•	operating results that vary from the expectations of securities analysts and investors,

•	changes in expectations as to our future financial performance,

•	announcements of innovations, new products, strategic developments, significant contracts, acquisitions, divestitures and other material events by us or our competitors,

•	the operating and securities price performance of other companies that investors believe are comparable to us,

•	future sales of our equity or equity-related securities, and

•	changes in global financial markets and global economies and general market conditions, such as interest or foreign exchange rates, stock, commodity or real estate valuations or volatility.

In addition, in recent years, the stock market in general has experienced extreme price and volume fluctuations. This volatility has had a significant effect on the market price of securities issued by many companies, including for reasons unrelated to their operating performance. These broad market fluctuations may adversely affect our stock price regardless of our operating results.

The U.S. Department of the Treasury is currently our controlling shareholder.

As of the date of this prospectus supplement, the Treasury Department holds a significant majority of our outstanding shares of Common Stock. For so long as the Treasury Department is our controlling shareholder, it will be able, to the extent permitted by law, to control a vote of AIG shareholders on substantially all matters, including approval of mergers or other business combinations, a sale of all or substantially all of AIG’s assets, issuance of any additional shares of Common Stock or other equity securities, and other matters that might be favorable to the Treasury Department, but not to our other shareholders. Moreover, the Treasury Department’s ability to cause or prevent a change in control of AIG could also have an adverse effect on the market price of our Common Stock. The Treasury Department may also, subject to applicable securities laws, transfer all, or a portion of, the Common Stock to another person or entity and, in the event of such a transfer, that person or entity could become our controlling shareholder.

Possible future sales of Common Stock by the Treasury Department could adversely affect the market for Common Stock.

We have granted the Treasury Department registration rights with respect to the Common Stock that it holds. Although we can make no prediction as to the effect, if any, that sales by the Treasury Department after the date of this prospectus supplement would have on the market price of Common Stock, sales of substantial amounts of Common Stock, or the perception that such sales could occur, could adversely affect the market price of Common Stock.

DESCRIPTION OF THE WARRANTS

On January 19, 2011, AIG issued 74,997,777.598 Warrants as a dividend to holders of record of Common Stock as of the record date, January 13, 2011. AIG retained 67,650.196 of these Warrants due to tax withholding.

The Warrants have been issued by AIG pursuant to the Warrant Agreement, dated January 6, 2011 between AIG and Wells Fargo Bank, N.A., as Warrant Agent (the “Warrant Agreement”). The following description of the Warrants is a brief summary and is qualified in its entirety by reference to the complete description of the terms of the Warrants set forth in the Warrant Agreement, which has been filed as an exhibit to AIG’s Current Report on Form 8-K, filed on January 7, 2011. The Warrants have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), because the issuance of a dividend in the form of Warrants is not a sale or disposition of a security or interest in a security for value pursuant to Section 2(a)(3) of the Securities Act. AIG has caused the Warrants to be listed on the NYSE for trading under the symbol “AIG WS”.

Each Warrant represents the right to purchase from AIG one share of Common Stock at an initial exercise price of $45.00 per share, payable in U.S. dollars (subject to adjustment as described under “Anti-dilution Adjustments” below). The Warrants will expire on January 19, 2021 (or, if that date is not a Business Day (as defined below), the next Business Day). AIG will issue the Warrants in uncertificated, direct registration form. Holders of Warrants will not be entitled to receive physical certificates. Registration of ownership will be maintained by the Warrant Agent. AIG will at all times reserve the aggregate number of shares of Common Stock for which the Warrants may be exercised. The Warrants will not be redeemable by AIG.

All or any part of the Warrants may be exercised prior to 5:00 p.m., New York time, on any Business Day (each day that is not a Saturday, a Sunday or a day on which banking institutions are not required to be open in the State of New York) through the expiration date by delivering a completed form of election to purchase Common Stock and payment of the then-current exercise price to the Warrant Agent. Any such delivery that occurs on a day that is not a Business Day or is received after 5:00 p.m. New York time on any given Business Day shall be deemed received and exercised on the next succeeding Business Day. Upon such delivery, AIG shall issue such whole number of shares of Common Stock as the holder is entitled to receive, together with cash in respect of any fractional share of Common Stock otherwise issuable in connection with the exercise. The shares of Common Stock issuable upon exercise will be issued by Wells Fargo Bank, N.A., AIG’s transfer agent, through AIG’s direct registration system for the account of the exercising Warrant holder.

The Warrant Agreement may be amended without the consent of any holder of the Warrants for the purpose of curing any ambiguity or curing, correcting or supplementing any defective or inconsistent provision, or to add or change any other provisions as AIG and the Warrant Agent may deem necessary or advisable. The consent of a majority in interest of the then-outstanding Warrants is required for any amendment that materially and adversely affects the interests of the holders of the then-outstanding Warrants. The consent of each holder of a then-outstanding Warrant is required for certain amendments, including any amendment that would change the exercise price (other than pursuant to adjustment as described below), decrease the number of shares issuable upon exercise (other than pursuant to adjustment as described below) or shorten the time period during which the Warrants are exercisable.

A holder of unexercised Warrants, in his or her capacity as such, is not entitled to any rights of a holder of Common Stock, including, without limitation, the right to vote or to receive dividends or other distributions.

AIG has agreed in the Warrant Agreement to use commercially reasonable efforts to cause a shelf registration statement, filed pursuant to Rule 415 (or any successor provision) of the Securities Act, covering the issuance of Common Stock to the holders upon exercise of the Warrants to remain effective until the earlier of (i) such time as all Warrants have been exercised and (ii) the expiration date. AIG may suspend the availability of the registration statement relating to the Warrants from time to time for a maximum of 90 days in a given 365-day period, if the board of directors of AIG determines that such a suspension would be necessary to comply with applicable laws and AIG provides notice to the holders of the Warrants. If the registration is so suspended in the 45 days prior to the expiration date of the Warrants, the expiration date of the Warrants will be delayed a number of days equal to the number of days during such 45-day period that the registration statement was suspended.

The Warrants will be exercisable only if there is an effective shelf registration statement, filed pursuant to Rule 415 (or any successor provision) under the Securities Act, registering the issuance of Common Stock upon exercise, and only if the shares of Common Stock issuable upon exercise are qualified for sale or exempt from qualification under the applicable securities laws of the states or other jurisdictions in which the exercising Warrant holder resides.

All expenses related to the registration and approval of the Common Stock issuable upon exercise of the Warrants will be borne by AIG.

Anti-dilution Adjustments

The exercise price is subject to adjustment, without duplication, if certain events occur:

1.	If AIG issues Common Stock as a dividend or distribution to all holders of Common Stock, or subdivides or combines Common Stock, then the exercise price will be adjusted based on the following formula:

EP1 = EP0 x (OS0 / OS1)

where,

EP0	=	the exercise price in effect at the close of business on the record date
EP1	=	the exercise price in effect immediately after the record date
OS0	=	the number of shares of Common Stock outstanding at the close of business on the record date prior to giving effect to such event
OS1	=	the number of shares of Common Stock that would be outstanding immediately after, and solely as a result of, such event

2.	If AIG issues to all holders of Common Stock certain rights, options or warrants entitling them for a period expiring 60 days or less from the date of issuance of such rights, options or warrants to purchase shares of Common Stock at less than the Current Market Price (as defined below) of the Common Stock as of the record date, then the exercise price will be adjusted based on the following formula:

EP1 = EP0 x (OS0 + Y) / (OS0 + X)

where,

EP0	=	the exercise price in effect at the close of business on the record date
EP1	=	the exercise price in effect immediately after the record date
OS0	=	the number of shares of Common Stock outstanding at the close of business on the record date
X	=	the total number of shares of Common Stock issuable pursuant to such rights, options or warrants
Y	=	the aggregate price payable to exercise such rights divided by the average of the VWAP (as defined below) per share of the Common Stock over each of the 10 consecutive trading days prior to the Business Day immediately preceding the announcement of the issuance of such rights, options or warrants

However, the exercise price will be readjusted to the extent that any such rights, options or warrants are not exercised prior to their expiration.

“Current Market Price” means, in respect of a share of Common Stock on any day of determination, the average of the VWAP per share of Common Stock over each of the 10 consecutive trading days ending on the earlier of the day in question and the day before the “ex date” with respect to the issuance or distribution requiring such computation. For purposes of this definition, the term “ex date,” when used with respect to any issuance or distribution, shall mean the first date on which the shares of Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such issuance or distribution.

“VWAP” per share of the Common Stock on any trading day means the per share volume weighted average price as displayed on Bloomberg (or any successor service) page AIG US <Equity> AQR in respect of the period from 9:30 a.m. to 4:00 p.m., New York City time, on the relevant trading day; or, if such volume weighted average price is unavailable, VWAP means the market value per share of Common Stock on such trading day as determined by a nationally recognized independent investment banking firm retained for this purpose by AIG.

3.	If AIG makes a dividend or other distribution to all holders of Common Stock of shares of AIG’s capital stock (other than Common Stock), rights to acquire AIG’s capital stock or evidences of AIG’s indebtedness or assets (excluding any dividend, distribution or issuance covered by paragraphs (1) or (2) above or (4) or (5) below), then the exercise price will be adjusted based on the following formula:

EP1 = EP0 x (SP0 − FMV) / SP0

where,

EP0	=	the exercise price in effect at the close of business on the record date
EP1	=	the exercise price in effect immediately after the record date
SP0	=	the Current Market Price as of the record date
FMV	=	the Fair Market Value (as defined below), on the record date, of the shares of capital stock of AIG, rights to acquire capital stock, evidences of indebtedness or assets so distributed, expressed as an amount per share of Common Stock

“Fair Market Value” of any property or assets means the fair market value of such property or assets as determined in good faith by AIG’s board of directors (which good faith determination shall be conclusive and binding).

However, if the transaction that gives rise to an adjustment pursuant to this paragraph (3) is one pursuant to which the payment of a dividend or other distribution on the Common Stock consists of shares of capital stock of, or similar equity interests in, a subsidiary or other business unit (i.e., a spin-off) that are, or, when issued, will be, traded on a U.S. securities exchange, then the exercise price will instead be adjusted based on the following formula:

EP1 = EP0 x MP0 / (FMV0 + MP0)

where,

EP0	=	the exercise price in effect at the close of business on the record date
EP1	=	the exercise price in effect immediately after the record date
FMV0	=	the average of the VWAP (as defined below) of the capital stock or similar equity interests distributed to holders of Common Stock applicable to one share of Common Stock over each of the 10 consecutive trading days commencing on and including the third trading day after the date on which “ex-distribution trading” commences for such dividend or distribution with respect to Common Stock on the NYSE or such other national or regional exchange or market that is at that time the principal market for the Common Stock
MP0	=	the average of the VWAP per share of the Common Stock over each of the 10 consecutive trading days commencing on and including the third trading day after the date on which “ex-distribution trading” commences for such dividend or distribution with respect to Common Stock on the NYSE or such other national or regional exchange or market that is at that time the principal market for the Common Stock

“VWAP” per share of such capital stock or similar equity interests on any trading day means the per share volume weighted average price as displayed on Bloomberg (or any successor service) in respect of the period from 9:30 a.m. to 4:00 p.m., New York City time, on the relevant trading day or, if such volume weighted average price is unavailable, VWAP means the market value per share of such capital stock or similar equity interests on such trading day as determined by a nationally recognized independent investment banking firm retained for this purpose by AIG.

4.	If AIG makes a cash distribution to all holders of Common Stock, excluding (a) any cash dividend on Common Stock to the extent that the aggregate cash dividend per share of Common Stock does not exceed $0.675 per share of Common Stock in the aggregate in any twelve-month period (the “Dividend Threshold Amount”) , (b) any cash that is distributed as part of a distribution referred to in paragraph (3) above, and (c) any consideration payable in connection with a tender offer referred to in paragraph (5) below, then the exercise price will be adjusted based on the following formula:

SR1 = SR0 x (SP0 − C) / SP0

where,

SR0	=	the exercise price in effect at the close of business on the record date
SR1	=	the exercise price in effect immediately after the record date
SP0	=	the Current Market Price as of the record date
C	=	the excess of the amount in cash per share of Common Stock that AIG distributes to holders over the Dividend Threshold Amount

The Dividend Threshold Amount is subject to adjustment on a proportional basis whenever the exercise price is adjusted, provided that no adjustment will be made to the Dividend Threshold Amount for any adjustment made to the exercise price pursuant to this paragraph (4).

5.	If AIG or one or more of its wholly owned subsidiaries purchases Common Stock in a tender offer subject to Rule 13e-4 under the Securities Exchange Act of 1934, as amended (but not including any exchange offer pursuant to Section 3(a)(9) of the Securities Act), where (a) the number of shares purchased in such tender offer exceeds 30% of the number of shares of Common Stock outstanding on the last date on which tenders may be made pursuant to such tender offer (the “offer expiration date”) and (b) the cash and value of any other consideration included in the payment per share of Common Stock validly tendered exceeds the VWAP per share of Common Stock on the trading day next succeeding the offer expiration date, then the Exercise Price will be adjusted based on the following formula:

EP1 = EP0 x (SP1 x OS0) / (FMV + (SP1 x OS1))

where,

EP0	=	the exercise price in effect at the close of business on the offer expiration date
EP1	=	the exercise price in effect immediately after the offer expiration date
FMV	=	the Fair Market Value, on the offer expiration date, of the aggregate value of all cash and any other consideration paid or payable for shares validly tendered and not withdrawn as of the offer expiration date (the “Purchased Shares”)
OS1	=	the number of shares of Common Stock outstanding at the last time tenders may be made pursuant to such tender offer (the “Expiration Time”) less any Purchased Shares
OS0	=	the number of shares of Common Stock outstanding at the Expiration Time, including any Purchased Shares
SP1	=	the average of the VWAP per share of the Common Stock over each of the 10 consecutive trading days commencing with the trading day immediately after the Expiration Time

In addition, AIG may, but will not be required to, decrease the exercise price if the board of directors deems it advisable to avoid or diminish any income tax to holders of Common Stock resulting from any dividend or distribution of shares (or rights to acquire shares) or from any event treated as a dividend or distribution for income tax purposes or for any other reason.

Upon any adjustment in the exercise price, each Warrant will evidence the right to purchase the number of shares of Common Stock obtained by multiplying the number of shares of Common Stock purchasable immediately prior to the adjustment by the exercise price in effect immediately prior to the adjustment and dividing that product by the exercise price in effect after the adjustment. All anti-dilution adjustment calculations will be made to the nearest hundredth of a cent or 1/1,000th of a share, as applicable. No adjustment will be required if the calculation results in a change to the exercise price of less than ten cents; however, any such amount will be carried forward and applied in any subsequent adjustment of the exercise price.

No adjustment will be made to the exercise price that would reduce the exercise price below the par value per share of Common Stock. In addition, the exercise price will not be adjusted in any of the following events:

•	upon the issuance of shares of Common Stock or securities convertible into, or exercisable or exchangeable for, Common Stock in public or private transactions at any price deemed appropriate by AIG in its sole discretion;

•	upon the issuance of any shares of Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on AIG’s securities and the investment of additional optional amounts in shares of Common Stock under any plan of that type;

•	upon the issuance of any shares of Common Stock or options or rights to purchase those shares or any other award that relates to or has a value derived from the value of Common Stock or other securities of AIG, in each case issued pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by AIG or any of its subsidiaries;

•	upon the issuance of any shares of Common Stock pursuant to any option, warrant or right or other security exercisable for, or exchangeable or convertible into, shares of Common Stock in public or private transactions at any price deemed appropriate by AIG in its sole discretion;

•	for a change in the par value or no par value of the Common Stock;

•	for accumulated and unpaid dividends; or

•	upon the issuance of any shares of Common Stock pursuant to any option, warrant, right or other security exercisable for, or exchangeable or convertible into, shares of Common Stock that was outstanding as of the date the Warrants were first issued.

In addition, an issuance of rights pursuant to a shareholder rights plan or tax asset protection plan (i.e., a poison pill) that has been adopted by AIG will not trigger an adjustment to the exercise price, nor will the distribution, exercise, redemption, termination or invalidation of any rights pursuant to a shareholder rights plan or tax asset protection plan. In the event that a shareholder rights plan or tax asset protection plan is in effect on the date of exercise, holders will receive upon exercise of the Warrants, in addition to the shares of Common Stock, the rights under the shareholder rights plan or under the tax asset protection plan, unless prior to exercise, the rights under the plan have separated from the shares of Common Stock, in which case the exercise price will be adjusted at the time of separation as if AIG had distributed, to all holders of Common Stock, the shares of Common Stock or other assets issuable upon exercise of the rights, subject to readjustment in the event of the expiration, termination or redemption of such rights.

Written notice of adjustments will be provided to the holders of Warrants within thirty days after any adjustment.

In the event of certain capital reorganizations, consolidations or mergers of AIG, holders of Warrants that have not been exercised or otherwise expired, terminated or cancelled, will have the right to receive, upon exercise, the kind and amount of securities, cash and other property receivable by a holder of shares of Common Stock immediately prior to such reorganization, consolidation or merger.

USE OF PROCEEDS

In the event that all of the Warrants (less 67,650.196 Warrants retained due to tax withholding) are exercised by the holders thereof, AIG would receive proceeds of approximately $3.372 billion. The Warrants might never be exercised and there is no guarantee that AIG will receive some or all of these proceeds. AIG expects that it will use the proceeds from the exercise of the Warrants, if any, for working capital and general corporate purposes.

EXPERTS

The consolidated financial statements and the financial statement schedules incorporated into this document by reference to AIG’s Current Report on Form 8-K dated November 5, 2010 and management’s assessment of the effectiveness of internal control over financial reporting incorporated into this document by reference to AIG’s Annual Report on Form 10-K for the year ended December 31, 2009 have been so incorporated in reliance upon the report (which report contains an explanatory paragraph relating to AIG’s dependence upon the continued financial support of the U.S. government) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PROSPECTUS

American International Group, Inc.

Debt Securities
Common Stock
Preferred Stock
Depositary Shares

American International Group, Inc. (AIG) may offer to sell senior debt securities, common stock or preferred stock, either separately or represented, in the case of preferred stock, by depositary shares. Any series of debt securities or preferred stock may be convertible into or exercisable or exchangeable for common stock or another series of preferred stock or other securities of AIG or debt or equity securities of one or more other entities. AIG may offer and sell debt securities, common stock or preferred stock, or in the case of the preferred stock, depositary shares from time to time in amounts, at prices and on terms that will be determined at the time of the applicable offering. AIG’s common stock is listed on the New York Stock Exchange and trades under the symbol “AIG”.

AIG may issue all or a portion of the debt securities in the form of one or more permanent global certificates. The common stock and preferred stock will be issued in direct registration form on the books and records of AIG.

This prospectus describes some of the general terms that may apply to these securities and the general manner in which they may be offered. The specific terms of any securities to be offered, and the specific manner in which they may be offered, will be described in a supplement to this prospectus. This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

Investing in the securities involves certain risks.  See “Risk Factors” referred to on page 1 to read about certain factors you should consider before buying the securities.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

AIG may offer and sell these securities directly to or through one or more underwriters, dealers and agents, or directly to purchasers, on an immediate, continuous or delayed basis.

The date of this prospectus is August 9, 2010.

Unless otherwise mentioned or unless the context requires otherwise, all references in this prospectus to the “Company”, “AIG”, “we”, “our”, “us” and similar references mean American International Group, Inc. and its subsidiaries.

You should rely only on the information contained in this prospectus or any prospectus supplement, including information contained in documents incorporated by reference in this prospectus. AIG has not authorized anyone to provide you with information different from that contained in this prospectus or any prospectus supplement. AIG is offering to sell the securities only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus or any prospectus supplement is accurate only as of its date.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

This prospectus and other publicly available documents, including the documents incorporated herein by reference, may include, and AIG’s officers and representatives may from time to time make projections and statements which may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These projections and statements are not historical facts but instead represent only AIG’s belief regarding future events, many of which, by their nature, are inherently uncertain and outside AIG’s control. These projections and statements may address, among other things, the outcome of the transactions with the Federal Reserve Bank of New York and the United States Department of the Treasury, the number, size, terms, cost, proceeds and timing of dispositions and their potential effect on AIG’s businesses, financial condition, results of operations, cash flows and liquidity (and AIG at any time and from time to time may change its plans with respect to the sale of one or more businesses), AIG’s long-term business mix which will depend on the outcome of AIG’s asset disposition program, AIG’s exposures to subprime mortgages, monoline insurers and the residential and commercial real estate markets, the separation of AIG’s businesses from AIG parent company, AIG’s ability to retain and motivate its employees and AIG’s strategy for customer retention, growth, product development, market position, financial results and reserves. It is possible that AIG’s actual results and financial condition will differ, possibly materially, from the anticipated results and financial condition indicated in these projections and statements. Factors that could cause AIG’s actual results to differ, possibly materially, from those in the specific projections and statements include a failure to close transactions contemplated in AIG’s restructuring plan, developments in global credit markets and such other factors as discussed throughout Part I, Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations and in Part II, Item 1.A. Risk Factors of AIG’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2010; throughout Part I, Item 2.

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Management’s Discussion and Analysis of Financial Condition and Results of Operations and in Part II, Item 1.A. Risk Factors of AIG’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2010, and throughout Part I, Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations and in Part II, Item 1A. Risk Factors of AIG’s Annual Report on Form 10-K for the year ended December 31, 2009 (including Amendment No. 1 on Form 10-K/A filed on March 31, 2010, the “2009 Annual Report on Form 10-K”). AIG is not under any obligation (and expressly disclaims any obligation) to update or alter any projection or other statement, whether written or oral, that may be made from time to time, whether as a result of new information, future events or otherwise.

WHERE YOU CAN FIND MORE INFORMATION

AIG is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and files with the Securities and Exchange Commission (the “SEC”) proxy statements, Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as required of a U.S. listed company. You may read and copy any document AIG files at the SEC’s public reference room in Washington, D.C. at 100 F Street, NE, Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. AIG’s SEC filings are also available to the public through:

•	The SEC’s website at www.sec.gov

•	The New York Stock Exchange, 20 Broad Street, New York, New York 10005

AIG’s common stock is listed on the NYSE and trades under the symbol “AIG”.

AIG has filed with the SEC a registration statement on Form S-3 relating to the securities. This prospectus is part of the registration statement and does not contain all the information in the registration statement. Whenever a reference is made in this prospectus to a contract or other document, please be aware that the reference is not necessarily complete and that you should refer to the exhibits that are part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement at the SEC’s public reference room in Washington, D.C. as well as through the SEC’s internet site noted above.

The SEC allows AIG to “incorporate by reference” the information AIG files with the SEC (other than information that is deemed “furnished” to the SEC) which means that AIG can disclose important information to you by referring to those documents, and later information that AIG files with the SEC will automatically update and supersede that information as well as the information contained in this prospectus. AIG incorporates by reference the documents listed below and any filings made with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Exchange Act until all the securities are sold (except for information in these documents or filings that is deemed “furnished” to the SEC):

(1) Annual Report on Form 10-K for the year ended December 31, 2009 and Amendment No. 1 on Form 10-K/A, filed on March 31, 2010.

(2) Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2010 and Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2010.

(3) Current Reports on Form 8-K filed on January 25, 2010, January 29, 2010, January 29, 2010, February 5, 2010, February 8, 2010, February 26, 2010, March 5, 2010, March 11, 2010, April 1, 2010, April 2, 2010, April 8, 2010, April 12, 2010, May 7, 2010, May 13, 2010, May 14, 2010, May 17, 2010, May 17, 2010, May 28, 2010, June 3, 2010, July 15, 2010, July 16, 2010, August 2, 2010, August 6, 2010 and August 6, 2010.

(4) The description of common stock in the registration statement on Form 8-A, dated September 20, 1984, filed pursuant to Section 12(b) of the Exchange Act.

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AIG will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon his or her written or oral request, a copy of any or all of the reports or documents referred to above that have been incorporated by reference into this prospectus excluding exhibits to those documents unless they are specifically incorporated by reference into those documents. You can request those documents from AIG’s Investor Relations Department, 70 Pine Street, New York, New York 10270, telephone 212-770-6293, or you may obtain them from AIG’s corporate website at www.aigcorporate.com. Except for the documents specifically incorporated by reference into this prospectus, information contained on AIG’s website or that can be accessed through its website does not constitute a part of this prospectus. AIG has included its website address only as an inactive textual reference and does not intend it to be an active link to its website.

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ABOUT AMERICAN INTERNATIONAL GROUP, INC.

AIG, a Delaware corporation, is a holding company which, through its subsidiaries, is engaged in a broad range of insurance and insurance-related activities in the United States and abroad. AIG’s principal executive offices are located at 70 Pine Street, New York, New York 10270, and its main telephone number is (212) 770-7000. The Internet address for AIG’s corporate website is www.aigcorporate.com. Except for the documents referred to under “Where You Can Find More Information” which are specifically incorporated by reference into this prospectus, information contained on AIG’s website or that can be accessed through its website does not constitute a part of this prospectus. AIG has included its website address only as an inactive textual reference and does not intend it to be an active link to its website.

RISK FACTORS

Before investing in any securities offered hereby, you should consider carefully each of the risk factors set forth in Item 1.A. of Part II of AIG’s Quarterly Report on Form 10-Q for the Quarterly Period Ended June 30, 2010, Item 1.A. of Part II of AIG’s Quarterly Report on Form 10-Q for the Quarterly Period Ended March 31, 2010 and Item 1A. of Part I of AIG’s 2009 Annual Report on Form 10-K (see “Where You Can Find More Information” in this prospectus).

USE OF PROCEEDS

Unless otherwise indicated in any prospectus supplement, AIG intends to use the net proceeds from the sale of any securities to repay in part the amount outstanding under the Credit Agreement, dated as of September 22, 2008, as amended, between AIG and the Federal Reserve Bank of New York.

DESCRIPTION OF DEBT SECURITIES AIG MAY OFFER

References to “AIG,” “us,” “we” or “our” in this section mean American International Group, Inc. and do not include the subsidiaries of American International Group, Inc. Also, in this section, references to “holders” mean those who own debt securities registered in their own names, on the books that we or the applicable trustee maintain for this purpose, and not those who own beneficial interests in debt securities registered in street name or in debt securities issued in book-entry form through one or more depositaries. When we refer to “you” in this prospectus, we mean all purchasers of the securities being offered by this prospectus, whether they are the holders or only indirect owners of those securities.

Debt Securities Will Be Senior and Unsecured

The senior debt securities will not be subordinated to any of our other obligations or be secured by any of our property or assets or the property or assets of our subsidiaries. Thus, by owning a debt security, you are one of our unsecured creditors.

The senior debt securities will be issued under our senior debt indenture described below and will rank equally with all of our other unsecured and unsubordinated debt.

The Senior Debt Indenture

The senior debt securities are governed by a document called an indenture — the senior debt indenture. The senior debt indenture is a contract between AIG and The Bank of New York Mellon, which acts as trustee.

The trustee has two main roles:

1. The trustee can enforce the rights of holders against us if we default on our obligations under the terms of the senior debt indenture or the debt securities. There are some limitations on the extent to which the trustee acts on behalf of holders, described below under “— Events of Default — Remedies If an Event of Default Occurs.”

2. The trustee performs administrative duties for us, such as sending interest payments and notices to holders, and transferring a holder’s debt securities to a new buyer if a holder sells.

The senior debt indenture and its associated documents contain the full legal text of the matters described in this section. The senior debt indenture and the debt securities are governed by New York law. A copy of the senior debt indenture is an exhibit to our registration statement. See “Where You Can Find More Information” above for information on how to obtain a copy.

General

We may issue as many distinct series of debt securities under the senior debt indenture as we wish. The provisions of the senior debt indenture allow us not only to issue debt securities with terms different from those previously issued but also to “reopen” a previous issue of a series of debt securities and issue additional debt securities of that series. We may issue debt securities in amounts that exceed the total amount specified on the cover of your prospectus supplement at any time without your consent and without notifying you.

This section summarizes the material terms of the debt securities that are common to all series, although the prospectus supplement which describes the terms of each series of debt securities may also describe differences from the material terms summarized here.

Because this section is a summary, it does not describe every aspect of the debt securities. This summary is subject to and qualified in its entirety by reference to all the provisions of the senior debt indenture, including definitions of certain terms used in the senior debt indenture. In this summary, we describe the meaning of only some of the more important terms. For your convenience, we also include references in parentheses to certain sections of the senior debt indenture. Whenever we refer to particular sections or defined terms of the senior debt indenture in this prospectus or in the prospectus supplement, such sections or defined terms are incorporated by reference here or in the prospectus supplement. You must look to the senior debt indenture for the most complete description of what we describe in summary form in this prospectus.

This summary also is subject to and qualified by reference to the description of the particular terms of your series described in the prospectus supplement. Those terms may vary from the terms described in this prospectus. The prospectus supplement relating to each series of debt securities will be attached to the front of this prospectus. There may also be a further prospectus supplement, known as a pricing supplement, which contains the precise terms of debt securities you are offered.

We may issue the debt securities as original issue discount securities, which will be offered and sold at a substantial discount below their stated principal amount. (Section 101) The prospectus supplement relating to the original issue discount securities will describe federal income tax consequences and other special considerations applicable to them. The debt securities may also be issued as indexed securities or securities denominated in foreign currencies or currency units, as described in more detail in the prospectus supplement relating to any of the particular debt securities. Some of the risks associated with such debt securities are described below under “Considerations Relating to Indexed Debt Securities and Non-U.S. Dollar Debt Securities.” The prospectus supplement relating to specific debt securities will also describe certain additional tax considerations applicable to such debt securities.

In addition, the specific financial, legal and other terms particular to a series of debt securities will be described in the prospectus supplement and, if applicable, a pricing supplement relating to the series. The prospectus supplement relating to a series of debt securities will describe the following terms of the series:

•	the title of the series of debt securities;

•	any limit on the aggregate principal amount of the series of debt securities;

•	the person to whom interest on a debt security is payable, if other than the holder on the regular record date;

•	the date or dates on which the series of debt securities will mature;

•	the rate or rates, which may be fixed or variable per annum, at which the series of debt securities will bear interest, if any, and the date or dates from which that interest, if any, will accrue;

•	the place or places where the principal of and any premium and interest on the debt securities is payable;

•	the dates on which interest, if any, on the series of debt securities will be payable and the regular record dates for the interest payment dates;

•	any mandatory or optional sinking funds or similar provisions or provisions for redemption at the option of AIG;

•	the date, if any, after which and the price or prices at which the series of debt securities may, in accordance with any optional or mandatory redemption provisions, be redeemed and the other detailed terms and provisions of those optional or mandatory redemption provisions, if any;

•	if the debt securities may be converted into or exercised or exchanged for our common stock or preferred stock or other of our securities or the debt or equity securities of third parties, the terms on which conversion, exercise or exchange may occur, including whether conversion, exercise or exchange is mandatory, at the option of the holder or at our option, the period during which conversion, exercise or exchange may occur, the initial conversion, exercise or exchange price or rate and the circumstances or manner in which the amount of common stock or preferred stock or other securities or the debt or equity securities of third parties issuable upon conversion, exercise or exchange may be adjusted;

•	if other than denominations of $1,000 and any integral multiples thereof, the denominations in which the series of debt securities will be issuable;

•	if other than U.S. dollars, the currency of payment of principal and any premium and interest on debt securities of the series;

•	if the currency of payment for principal and any premium and interest on the series of debt securities is subject to our election or that of a holder, the currency or currencies in which payment can be made and the period within which, and the terms and conditions upon which, the election can be made;

•	any index used to determine the amount of payment of principal or any premium or interest on the series of debt securities;

•	any covenants we make for the benefit of the series of debt securities;

•	the applicability of the provisions described under “— Defeasance” below;

•	any event of default under the series of debt securities if different from those described under “— Events of Default” below;

•	if the debt securities will be issued in bearer form, any special provisions relating to bearer securities that are not addressed in this prospectus;

•	if the series of debt securities will be issuable only in the form of a global security, the depositary or its nominee with respect to the series of debt securities and the circumstances under which the global security may be registered for transfer or exchange in the name of a person other than the depositary or the nominee; and

•	any other special feature of the series of debt securities.

An investment in debt securities may involve special risks, including risks associated with indexed securities and currency-related risks if the debt security is linked to an index or is payable in or otherwise linked to a non-U.S. dollar currency. We describe some of the risks associated with an investment in indexed securities and non-U.S. dollar securities below under “Considerations Relating to Indexed Debt Securities and Non-U.S. Dollar Debt Securities.”

Overview of Remainder of this Description

The remainder of this description summarizes:

•	Additional Mechanics relevant to the debt securities under normal circumstances, such as how holders transfer ownership and where we make payments;

•	Holders’ rights in several Special Situations, such as if we merge with another company or if we want to change a term of the debt securities;

•	Our right to release ourselves from all or some of our obligations under the debt securities and the senior debt indenture by a process called Defeasance; and

•	Holders’ rights if we Default or experience other financial difficulties.

Any covenants that apply to any series of the debt securities will be described in an applicable prospectus supplement.

Additional Mechanics

Form, Exchange and Transfer

Unless we specify otherwise in the prospectus supplement, the debt securities will be issued:

•	only in fully registered form;

•	without interest coupons; and

•	in denominations of $1,000 or integral multiples thereof. (Section 302)

If we issue a debt security in bearer form, the ownership provisions and considerations applicable to that security will be described in your prospectus supplement. Some of the features of the debt securities that we describe in this prospectus may not apply to bearer debt securities.

If a debt security is issued as a registered global debt security, only the depositary named in your prospectus supplement will be entitled to transfer and exchange the debt security as described in this subsection, since the depositary will be the sole holder of the debt security. Those who own beneficial interests in a global security do so through participants in the depositary’s securities clearance system, and the rights of these indirect owners will be governed solely by the applicable procedures of the depositary and its participants. We describe book-entry procedures and the special provisions that apply to a registered global debt security, the depositary and its participants under “Legal Ownership and Book-Entry Issuance.”

Holders may have their debt securities broken into more debt securities of smaller denominations of not less than $1,000 (or such integral multiple of $1,000 as may be specified in the applicable prospectus supplement) or combined into fewer debt securities of larger denominations, as long as the total principal amount is not changed. (Section 305) This is called an exchange.

Holders may exchange or transfer debt securities at the office of the trustee. They may also replace lost, stolen or mutilated debt securities at that office. The trustee acts as our agent for registering debt securities in the names of holders and transferring debt securities. We may change this appointment to another entity or perform it ourselves. The entity performing the role of maintaining the list of registered holders is called the security registrar. It will also perform transfers. (Section 305) The transfer agent may require an indemnity before replacing any debt securities.

Holders will not be required to pay a service charge to transfer or exchange debt securities, but holders may be required to pay for any tax or other governmental charge associated with the exchange or transfer. The transfer or exchange will only be made if the security registrar is satisfied with your proof of ownership.

If we designate additional transfer agents, they will be named in the prospectus supplement. We may cancel the designation of any particular transfer agent. We may also approve a change in the office through which any transfer agent acts. (Section 1002)

If the debt securities are redeemable and we redeem less than all of the debt securities of a particular series, we may block the transfer or exchange of debt securities during the period beginning 15 days before the day we mail the notice of redemption and ending on the day of that mailing, in order to freeze the list of holders to prepare the mailing. We may also refuse to register transfers or exchanges of debt securities selected for redemption, except that we will continue to permit transfers and exchanges of the unredeemed portion of any debt security being partially redeemed. (Section 305)

The rules for exchange described above apply to exchange of debt securities for other debt securities of the same series and kind. If a debt security is convertible, exercisable or exchangeable into or for a different kind of security, such as one that we have not issued, or for other property, the rules governing that type of conversion, exercise or exchange will be described in the prospectus supplement.

Payment and Paying Agents

We will pay interest to the person listed in the trustee’s records at the close of business on a particular day in advance of each due date for interest, even if that person no longer owns the debt security on the interest due date. That particular day, usually about two weeks in advance of the interest due date, is called the regular record date and will be stated in the prospectus supplement. (Section 307) Holders buying and selling debt securities must work out between them how to compensate for the fact that we will pay all the interest for an interest period to the one who is the registered holder on the regular record date. The most common manner is to adjust the sale price of the securities to pro rate interest fairly between buyer and seller. This prorated interest amount is called accrued interest.

We will pay interest, principal and any other money due on the debt securities at the corporate trust office of the trustee in New York City. That office is currently located at 101 Barclay Street, New York, New York 10286. Holders must make arrangements to have their payments picked up at or wired from that office. We may also choose to pay interest by mailing checks.

BOOK-ENTRY AND OTHER INDIRECT HOLDERS SHOULD CONSULT THEIR BANKS, BROKERS OR OTHER FINANCIAL INSTITUTIONS FOR INFORMATION ON HOW THEY WILL RECEIVE PAYMENTS.

We may also arrange for additional payment offices and may cancel or change these offices, including our use of the trustee’s corporate trust office. These offices are called paying agents. We may also choose to act as our own paying agent or choose one of our subsidiaries to do so. We must notify holders of changes in the paying agents for any particular series of debt securities. (Section 1002)

Notices

We and the trustee will send notices regarding the debt securities only to holders, using their addresses as listed in the trustee’s records. (Sections 101 and 106) We discuss legal ownership of debt securities held in book-entry form below under “Legal Ownership and Book-Entry Issuance.”

Regardless of who acts as paying agent, all money paid by us to a paying agent that remains unclaimed at the end of two years after the amount is due to holders will be repaid to us. After that two-year period, holders may look to us for payment and not to the trustee or any other paying agent. (Section 1003)

Special Situations

Mergers and Similar Transactions

We are generally permitted to consolidate or merge with another company or firm. We are also permitted to sell or lease our properties and assets substantially as an entirety to another company or firm. However, we may not take any of these actions unless all the following conditions are met:

•	When we merge or consolidate out of existence or sell or lease our properties and assets substantially as an entirety, the other company or firm may not be organized under a foreign country’s laws — that is, it must be a corporation, partnership or trust organized under the laws of a state of the United States or the District of Columbia or under federal law — and it must agree to be legally responsible for the debt securities.

•	The merger, sale of assets or other transaction must not cause a default on the debt securities, and we must not already be in default (unless the merger or other transaction would cure the default). For purposes of this no-default test, a default would include an event of default that has occurred and not been cured. A default for this purpose would also include any event that would be an event of default if the requirements for giving us default notice or our default having to exist for a specific period of time were disregarded.

If the conditions described above are satisfied with respect to any series of debt securities, we will not need to obtain the approval of the holders of those debt securities in order to merge or consolidate or to sell our assets. Also, these conditions will apply only if we wish to merge or consolidate with another entity or sell our properties and assets substantially as an entirety to another entity. We will not need to satisfy these conditions if we enter into other types of transactions, including any transaction in which we acquire the stock or assets of another entity, any transaction that involves a change of control but in which we do not merge or consolidate and any transaction in which we do not sell our properties and assets substantially as an entirety. It is possible that this type of transaction may result in a reduction in our credit rating, may reduce our operating results or may impair our financial condition. Holders of our debt securities, however, will have no approval right with respect to any transaction of this type.

Modification and Waiver of the Debt Securities

There are four types of changes we can make to the senior debt indenture and the debt securities.

Changes Requiring Approval of All Holders.  First, there are changes that cannot be made to the senior debt indenture or the debt securities without specific approval of each holder of a debt security affected in any material respect by the change under the indenture. Affected debt securities may be all or less than all of the debt securities issued under the senior debt indenture or all or less than all of the debt securities of a series. Following is a list of those types of changes:

•	change the stated maturity of the principal or interest on a debt security;

•	reduce any amounts due on a debt security;

•	reduce the amount of principal payable upon acceleration of the maturity of a debt security (including the amount payable on an original issue discount debt security) following a default;

•	change the place or currency of payment on a debt security;

•	impair a holder’s right to sue for payment;

•	reduce the percentage of holders of debt securities whose consent is needed to modify or amend the senior debt indenture;

•	reduce the percentage of holders of debt securities whose consent is needed to waive compliance with certain provisions of the senior debt indenture or to waive certain defaults; or

•	modify any other aspect of the provisions dealing with modification and waiver of the senior debt indenture. (Section 902)

Changes Requiring a Majority Vote.  The second type of change to the senior debt indenture and the debt securities is the kind that requires a vote in favor by holders of debt securities owning not less than a majority of the principal amount of the particular series affected or, if so provided and to the extent permitted by the Trust Indenture Act, of particular debt securities affected thereby. Most changes fall into this category, except for clarifying changes and certain other changes that would not adversely affect in any material respect holders of the debt securities. (Section 901) We may also obtain a waiver of a past default from the holders of debt securities owning a majority of the principal amount of the particular series affected. However, we cannot obtain a waiver of a payment default or any other aspect of the senior debt indenture or the debt securities listed in the first category described above under “— Changes Requiring Approval of All Holders” unless we obtain the individual consent of each holder to the waiver. (Section 513)

Changes Not Requiring Approval.  The third type of change to the senior debt indenture and the debt securities does not require any vote by holders of debt securities. This type is limited to clarifications and certain other changes that would not adversely affect in any material respect holders of the debt securities. (Section 901)

We may also make changes or obtain waivers that do not adversely affect in any material respect a particular debt security, even if they affect other debt securities. In those cases, we do not need to obtain the approval of the holder of that debt security; we need only obtain any required approvals from the holders of the affected debt securities.

Further Details Concerning Voting.  When taking a vote, we will use the following rules to decide how much principal amount to attribute to a debt security:

•	For original issue discount securities, we will use the principal amount that would be due and payable on the voting date if the maturity of the debt securities were accelerated to that date because of a default.

•	For debt securities whose principal amount is not known (for example, because it is based on an index), we will use a special rule for that debt security described in the prospectus supplement.

•	For debt securities denominated in one or more foreign currencies or currency units, we will use the U.S. dollar equivalent.

Debt securities will not be considered outstanding, and therefore not eligible to vote, if we have given a notice of redemption and deposited or set aside in trust for the holders money for the payment or redemption of the debt securities. Debt securities will also not be eligible to vote if they have been fully defeased as described below under “— Defeasance — Full Defeasance.” (Section 1302)

We will generally be entitled to set any day as a record date for the purpose of determining the holders of outstanding debt securities that are entitled to vote or take other action under the senior debt indenture. In certain limited circumstances, the trustee will be entitled to set a record date for action by holders. If we or the trustee set a record date for a vote or other action to be taken by holders of a particular series of debt securities that vote or action may be taken only by persons who are holders of outstanding debt securities of that series of debt securities on the record date. We or the trustee, as applicable, may shorten or lengthen the period during which holders may take action. (Section 104)

BOOK-ENTRY AND OTHER INDIRECT HOLDERS SHOULD CONSULT THEIR BANKS, BROKERS OR OTHER FINANCIAL INSTITUTIONS FOR INFORMATION ON HOW APPROVAL MAY BE GRANTED OR DENIED IF WE SEEK TO CHANGE THE SENIOR DEBT INDENTURE OR THE DEBT SECURITIES OR REQUEST A WAIVER.

Defeasance

The following discussion of full defeasance and covenant defeasance will be applicable to each series of debt securities that is denominated in U.S. dollars and has a fixed rate of interest and will apply to other series of debt securities if we so specify in the prospectus supplement. (Section 1301)

Full Defeasance

If there is a change in U.S. federal tax law, as described below, we can legally release ourselves from any payment or other obligations on the debt securities, called full defeasance, if we put in place the following other arrangements for holders to be repaid:

•	We must deposit in trust for the benefit of all holders of the debt securities a combination of money and notes or bonds of the U.S. government or a U.S. government agency or U.S. government-sponsored entity (the obligations of which are backed by the full faith and credit of the U.S. government) that will generate enough cash to make interest, principal and any other payments on the debt securities on their various due dates.

•	There must be a change in current U.S. federal tax law or an IRS ruling that lets us make the above deposit without causing the holders to be taxed on the debt securities any differently than if we did not make the deposit and just repaid the debt securities ourselves. (Under current federal tax law, the deposit and our legal release from the obligations pursuant to the debt securities would be treated as though we took back your debt securities and gave you your share of the cash and notes or bonds deposited in trust. In that event, you could recognize gain or loss on the debt securities you give back to us.)

•	We must deliver to the trustee a legal opinion of our counsel confirming the tax law change described above. (Sections 1302 and 1304)

If we ever did accomplish full defeasance, as described above, you would have to rely solely on the trust deposit for repayment on the debt securities. You could not look to us for repayment in the unlikely event of any shortfall.

Covenant Defeasance

Under current U.S. federal tax law, we can make the same type of deposit as described above and we will be released from the restrictive covenants under the debt securities that may be described in the prospectus supplement. This is called covenant defeasance. In that event, you would lose the protection of these covenants but would gain the protection of having money and U.S. government or U.S. government agency notes or bonds set aside in trust to repay the debt securities. In order to achieve covenant defeasance, we must do the following:

•	Deposit in trust for the benefit of all holders of the debt securities a combination of money and notes or bonds of the U.S. government or a U.S. government agency or U.S. government sponsored entity (the obligations of which are backed by the full faith and credit of the U.S. government) that will generate enough cash to make interest, principal and any other payments on the debt securities on their various due dates.

•	Deliver to the trustee a legal opinion of our counsel confirming that under current U.S. federal income tax law we may make the above deposit without causing the holders to be taxed on the debt securities any differently than if we did not make the deposit and just repaid the debt securities ourselves.

If we accomplish covenant defeasance, certain provisions of the senior debt indenture and the debt securities would no longer apply:

•	Covenants applicable to the series of debt securities and described in the prospectus supplement.

•	Any events of default relating to breach of those covenants.

If we accomplish covenant defeasance, you can still look to us for repayment of the debt securities if there were a shortfall in the trust deposit. In fact, if one of the remaining events of default occurred (such as a bankruptcy) and the debt securities become immediately due and payable, there may be such a shortfall. (Sections 1303 and 1304)

Events of Default

You will have special rights if an event of default occurs and is not cured, as described later in this subsection.

What Is An Event of Default? The term “Event of Default” means any of the following:

•	We do not pay the principal of or any premium on a debt security within 5 days of its due date.

•	We do not pay interest on a debt security within 30 days of its due date.

•	We do not deposit money in a separate account, known as a sinking fund, within 5 days of its due date.

•	We remain in breach of any covenant or warranty of the senior debt indenture for 60 days after we receive a notice of default stating we are in breach. The notice must be sent by either the trustee or holders of 25% of the principal amount of debt securities of the affected series.

•	We file for bankruptcy or certain other events of bankruptcy, insolvency or reorganization occur.

•	Any other event of default described in the prospectus supplement occurs. (Section 501)

Remedies If an Event of Default Occurs.  If an event of default occurs, the trustee will have special duties. In that situation, the trustee will be obligated to use those of its rights and powers under the senior debt indenture, and to use the same degree of care and skill in doing so, that a prudent person would use in that situation in conducting his or her own affairs. If an event of default has occurred and has not been cured, the trustee or the holders of at least 25% in principal amount of the debt securities of the affected series may declare the entire principal amount (or, in the case of original issue discount securities, the portion of the principal amount that is specified in the terms of the affected debt security) of all the debt securities of that series to be due and immediately payable. This is called a declaration of acceleration of maturity. However, a declaration of acceleration of maturity may be cancelled, but only before a judgment or decree based on the acceleration has been obtained, by the holders of at least a majority in principal amount of the debt securities of the affected series, provided that all other defaults have been cured and all payment obligations have been made current. (Section 502)

You should read carefully the prospectus supplement relating to any series of debt securities which are original issue discount securities for the particular provisions relating to acceleration of the maturity of a portion of the principal amount of original issue discount securities upon the occurrence of an event of default and its continuation.

Except in cases of default, where the trustee has the special duties described above, the trustee is not required to take any action under the senior debt indenture at the request of any holders unless the holders offer the trustee reasonable protection from expenses and liability called an indemnity. (Section 603) If indemnity reasonably satisfactory to the trustee is provided, the holders of a majority in principal amount of the outstanding securities of the relevant series may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee. These majority holders may also direct the trustee in performing any other action under the senior debt indenture with respect to the debt securities of that series. (Section 512)

Before you bypass the trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the debt securities the following must occur:

•	The holder of the debt security must give the trustee written notice that an event of default has occurred and remains uncured;

•	The holders of 25% in principal amount of all outstanding securities of the relevant series must make a written request that the trustee take action because of the default, and they must offer reasonable indemnity to the trustee against the costs, expenses and liabilities of taking that action; and

•	The trustee must have not taken action for 60 days after receipt of the above notice and offer of indemnity. (Section 507)

However, you are entitled at any time to bring a lawsuit for the payment of money due on your debt security on or after its due date. (Section 508)

BOOK-ENTRY AND OTHER INDIRECT HOLDERS SHOULD CONSULT THEIR BANKS, BROKERS OR OTHER FINANCIAL INSTITUTIONS FOR INFORMATION ON HOW TO GIVE NOTICE OR DIRECTION TO OR MAKE A REQUEST OF THE TRUSTEE AND TO MAKE OR CANCEL A DECLARATION OF ACCELERATION.

We will give to the trustee every year a written statement of certain of our officers certifying that to their knowledge we are in compliance with the senior debt indenture and the debt securities, or else specifying any default. (Section 1004)

Our Relationship with the Trustee

The Bank of New York Mellon is one of our lenders and from time to time provides other banking services to us and our subsidiaries.

The Bank of New York Mellon serves as the trustee for our debt securities and our subordinated debt securities. Consequently, if an actual or potential event of default occurs with respect to either the debt securities offered by this prospectus or any series of subordinated debt securities, the trustee may be considered to have a conflicting interest for purposes of the Trust Indenture Act of 1939. In that case, the trustee may be required to resign under one or more of the indentures and we would be required to appoint a successor trustee. For this purpose, a “potential” event of default means an event that would be an event of default if the requirements for giving us default notice or for the default having to exist for a specific period of time were disregarded.

DESCRIPTION OF COMMON STOCK AIG MAY OFFER

References to “AIG,” “us,” “we” or “our” in this section mean American International Group, Inc. and do not include the subsidiaries of American International Group, Inc. Also, in this section, references to “holders” mean those who own common stock registered in their own names, on the books that we maintain for this purpose. When we refer to “you” in this section, we mean those who invest in the securities being offered by this prospectus.

AIG’s authorized capital stock includes 5,000,000,000 shares of common stock (par value $2.50 per share). As of July 30, 2010, there were 135,126,343 shares of common stock outstanding.

All of the outstanding shares of our common stock are fully paid and nonassessable. Subject to the prior rights of the holders of shares of preferred stock that may be issued and outstanding, the holders of common stock are entitled to receive:

•	dividends when, as and if declared by our board of directors out of funds legally available for the payment of dividends (AIG is subject to contractual restrictions on its ability to pay dividends); and

•	in the event of dissolution of AIG, to share ratably in all assets remaining after payment of liabilities and satisfaction of the liquidation preferences, if any, of then outstanding shares of preferred stock, as provided in AIG’s amended and restated certificate of incorporation.

Each holder of common stock is entitled to one vote for each share held of record on all matters presented to a vote at a shareholders meeting, including the election of directors. Holders of common stock have no cumulative voting rights or preemptive rights to purchase or subscribe for any additional shares of common stock or other securities, and there are no conversion rights or redemption or sinking fund provisions with respect to the common stock. Authorized but unissued shares of common stock may be issued without shareholder approval.

AIG has adopted direct company registration of its common stock. Holders of shares of common stock will not receive stock certificates evidencing their share ownership. Instead, they will be provided with a statement reflecting the number of shares registered in their accounts.

DESCRIPTION OF PREFERRED STOCK AND DEPOSITARY SHARES AIG MAY OFFER

References to “AIG,” “us,” “we” or “our” in this section mean American International Group, Inc. and do not include the subsidiaries of American International Group, Inc. Also, in this section, references to “holders” mean those who own shares of preferred stock or depositary shares, as the case may be, registered in their own names, on the books that we maintain or, in the case of the depositary shares, the depositary maintains for this purpose. When we refer to “you” in this section, we mean those who invest in the securities being offered by this prospectus.

We may issue preferred stock in one or more series. We may also “reopen” a previously issued series of preferred stock and issue additional preferred stock of that series. This section summarizes terms of the preferred stock that apply generally to all series. The description of most of the financial and other specific terms of your series will be in your prospectus supplement. Those terms may vary from the terms described here.

Our authorized capital stock includes 100,000,000 shares of preferred stock, par value $5.00 per share. The preferred stock will be governed by Delaware law. The prospectus supplement with respect to any offered preferred stock will include a description of the preferred stock that may be outstanding as of the date of the prospectus supplement.

The authorized but unissued shares of preferred stock are available for issuance from time to time at the discretion of our board of directors without shareholder approval. Our board of directors is authorized to divide the preferred stock into series and, with respect to each series, to determine the designations, the powers, preferences and rights and the qualifications, limitations and restrictions of the series, including:

•	dividend rights;

•	conversion or exchange rights;

•	voting rights;

•	redemption rights and terms;

•	liquidation preferences;

•	sinking fund provisions;

•	the serial designation of the series; and

•	the number of shares constituting the series.

In addition, as described below under “— Fractional or Multiple Shares of Preferred Stock Issued as Depositary Shares,” we may, at our option, instead of offering whole individual shares of any series of preferred stock, offer depositary shares evidenced by depositary receipts. The rights of holders of preferred stock may be adversely affected by the rights of holders of existing preferred stock or preferred stock that may be issued in the future. Our board of directors may cause shares of preferred stock to be issued in public or private transactions for any proper corporate purpose.

Preferred stock will be fully paid and nonassessable when issued, which means that our holders will have paid their purchase price in full and that we may not ask them to surrender additional funds. Unless otherwise provided in your prospectus supplement, holders of preferred stock will not have preemptive or subscription rights to acquire more stock of AIG.

All preferred stock will be issued in direct company registration form on the books and records of AIG. Purchasers of shares of preferred stock will be provided with a statement reflecting the number of shares registered in their accounts.

Fractional or Multiple Shares of Preferred Stock Issued as Depositary Shares

If we issue depositary shares evidenced by depositary receipts instead of issuing whole individual shares of any series of preferred stock, each depositary share shall represent a fraction of a share or some multiple of shares of the particular series of preferred stock issued and deposited with a depositary. The fraction of a share or multiple of shares of preferred stock which each depositary share represents will be stated in the prospectus supplement relating to any series of preferred stock offered through depositary shares.

We will deposit the shares of preferred stock to be represented by depositary shares under a deposit agreement. The parties to the deposit agreement will be AIG, a bank or other financial institutional selected by us and named in the prospectus supplement, as preferred stock depositary, and the holders from time to time of depositary receipts issued under that deposit agreement. Under each deposit agreement, only the name of the person in whose name the depositary shares are registered on the records of the depositary is recognized as the holder of that security.

Each holder of a depositary share will be entitled to all the rights and preferences of the underlying preferred stock, including, where applicable, dividend, voting, redemption, conversion and liquidation rights, in proportion to the applicable fraction or multiple of a share of preferred stock represented by the depositary share. The depositary shares will be evidenced by depositary receipts issued under the deposit agreement. The depositary receipts will be distributed to those persons purchasing the fractional or multiple shares of preferred stock. A depositary receipt may evidence any number of whole depositary shares.

We will file the deposit agreement, including the form of depositary receipt, with the SEC, either as an exhibit to an amendment to the registration statement of which this prospectus forms a part or as an exhibit to a current report on Form 8-K. See “Where You Can Find More Information” above for information on how to obtain a copy of the form of deposit agreement.

We will deliver all required reports and communications to holders of the preferred stock to the preferred stock depositary, who will forward those reports and communications to the holders of depositary shares.

CONSIDERATIONS RELATING TO INDEXED DEBT SECURITIES
AND NON-U.S. DOLLAR DEBT SECURITIES

This prospectus and any attached prospectus supplement (including any pricing supplement) do not describe all the risks of an investment in indexed securities. You should consult your own financial and legal advisors about the risks of an investment in indexed securities. If you are unsophisticated with respect to indexed securities, these securities are not an appropriate investment for you.

Indexed Securities

We use the term “indexed securities” to mean debt securities whose value is linked to an underlying asset or index.

The prospectus supplement relating to the indexed securities will be attached to the front of this prospectus. There may also be a further prospectus supplement, known as a pricing supplement, which contains the precise terms of the indexed securities you are offered.

An Investment in Indexed Securities Presents Significant Risks Not Associated with Other Types of Securities

An investment in indexed securities presents certain significant risks not associated with other types of securities. If we issue indexed securities, we will describe certain risks associated with any such particular indexed security more fully in the applicable pricing supplement. Indexed securities may present a high level of risk, and you may lose your entire investment if you purchase these types of securities.

The treatment of indexed securities for United States federal income tax purposes is often unclear due to the absence of any authority specifically addressing the issues presented by any particular indexed security. Accordingly, you, or your tax adviser, should, in general, be capable of independently evaluating the federal income tax consequences of purchasing an indexed security applicable in your particular circumstances.

Investors in Indexed Securities Could Lose Principal or Interest

The principal amount of an indexed security payable at maturity, the amount of interest payable on an interest payment date, the cash value or physical settlement value of a physically settled debt security, will be determined by reference to one or more of the following:

•	currencies, including baskets or indices of currencies;

•	commodities, including baskets or indices of commodities;

•	securities, including baskets or indices of securities; or

•	any other index or financial measure, including, if permitted by any relevant state or Federal law, the occurrence or non-occurrence of any event or circumstances.

The direction and magnitude of the change in the value of the relevant index will determine one or more of the principal amount of an indexed security payable at maturity, the amount of interest payable on an interest payment date, the cash value or physical settlement value of a physically settled debt security. The terms of a particular indexed security may or may not include a guaranteed return of a percentage of the face amount at maturity or a minimum interest rate. Accordingly, if you invest in an indexed security, you may lose all or a portion of the amount invested in such indexed security and may receive no interest on the security.

Market Price of Indexed Securities Will Be Influenced by Many Unpredictable Factors

Several factors, many of which are beyond our control, will influence the value of indexed securities, including:

•	the market price of the index stock or other property, which we call the reference property;

•	the volatility (frequency and magnitude of changes in price) of the reference property;

•	the dividend rate on the reference property;

•	economic, financial, political, regulatory or judicial events that affect markets generally and which may affect the market price of the reference property;

•	interest and yield rates in the market; and

•	the time remaining until (a) you can exchange your indexed securities for the reference property, (b) we can call the indexed securities and (c) the indexed securities mature.

These factors will influence the price that you will receive if you sell your indexed securities prior to maturity. For example, you may have to sell your indexed securities at a substantial discount from the issue price if the market price of the reference property is at, below or not sufficiently above the price of the reference property at pricing.

You cannot predict the future performance of an index or an indexed security based on its historical performance.

The Issuer of Reference Property Could Take Actions That May Adversely Affect an Indexed Security

The issuer of a stock or other security that serves as the reference property or as part of the reference property for an indexed security will, unless otherwise provided in the pricing supplement, have no involvement in the offer and sale of the indexed security and no obligations to the holder of the indexed security. The issuer may take actions, such as a merger or sale of assets, without regard to the interests of the holders of our indexed securities. Any of these actions could adversely affect the value of a security indexed to the reference property.

The issuer of the reference property is not involved in the offering of the indexed securities in any way and has no obligation to consider your interest as owner of these indexed securities in taking any corporate actions that might affect the value of your securities. None of the money you pay for an indexed security will go to a third-party issuer.

An Indexed Security May Be Linked to a Volatile Index, Which Could Hurt Your Investment

Certain indices are highly volatile, which means that their value may change significantly, up or down, over a short period of time. The expected principal amount payable at maturity, the amount of interest payable on an interest payment date, the cash value or physical settlement value of a physically settled debt security may vary substantially from time to time. Because the amount payable on an indexed security is generally calculated based on the value of the relevant index on a specified date or over a limited period of time, volatility in the index increases the risk that the return on the indexed securities may be adversely affected by a fluctuation in the level of the relevant index.

The volatility of an index may be affected by political or economic events, including governmental actions, or by the activities of participants in the relevant markets. Any of these could adversely affect the value of an indexed security.

An Index to Which a Security is Linked Could Be Changed or Become Unavailable

Certain indices reference several different currencies, commodities, securities or other financial instruments. The compiler of such an index typically reserves the right to alter the composition of the index and the manner in which the value of the index is calculated. Such an alteration may result in a decrease in the value of or return on an indexed security which is linked to such index.

An index may become unavailable due to such factors as war, natural disasters, cessation of publication of the index, or suspension of or disruption in trading in the currency or currencies, commodity or commodities, security or securities or other financial instrument or instruments comprising or underlying such index. If an index becomes unavailable, the determination of the amount payable on an indexed security may be delayed or an alternative method may be used to determine the value of the unavailable index. Alternative methods of valuation are generally intended to produce a value similar to the value resulting from reference to the relevant index. However, it is unlikely that such alternative methods of valuation will produce values identical to those which would be produced were the relevant index to be used. An alternative method of valuation may result in a decrease in the value of or return on an indexed security.

Certain indexed securities are linked to indices which are not commonly utilized or have been recently developed. The lack of a trading history may make it difficult to anticipate the volatility or other risks to which such a security is subject. In addition, there may be less trading in such indices or instruments underlying such indices, which could increase the volatility of such indices and decrease the value of or return on indexed securities relating to them.

You Have No Rights With Respect to the Reference Property

As an owner of indexed securities, you will not have voting rights or the right to receive dividends or other distributions or any other rights with respect to reference property.

We May Engage in Hedging Activities that Could Adversely Affect the Value of an Indexed Security

In order to hedge an exposure on a particular indexed security, we may, directly or through subsidiaries of AIG, enter into transactions involving the currencies, commodities, securities, or other financial instruments that underlie the index for that security, or derivative instruments, such as options, on those currencies, commodities, securities, or other financial instruments. Transactions of this kind could affect the value of the indexed security in a manner adverse to the investor.

You Have No Right to Any of Our Hedging Profits

As discussed in the paragraph just above this one, we may engage in activities to hedge our exposure under an indexed security. We may have profits or losses from these hedging activities. It is possible that we could achieve substantial profits from our hedging transactions while the value of the indexed security may decline. The holders of an indexed security will have no right to any such profit.

Information About Indices May Not Be Indicative of Future Performance

If we issue an indexed security, we may include historical information about the relevant index in the applicable pricing supplement. Any information about indices that we may provide will be furnished as a matter of information only, and you should not regard the information as indicative of the range of, or trends in, fluctuations in the relevant index that may occur in the future.

We May Have Conflicts of Interest Regarding an Indexed Security

Subsidiaries of AIG may have conflicts of interest with respect to some indexed securities. Subsidiaries of AIG may engage in trading, including trading for hedging purposes, for their proprietary accounts or for other accounts under their management, in indexed securities and in the currencies, commodities, securities, or other financial instruments on which the index is based or in other derivative instruments related to the index. These trading activities could adversely affect the value of indexed securities. We and the subsidiaries of AIG may also issue securities or derivative instruments that are linked to the same index as one or more indexed securities. By introducing competing products into the marketplace in this manner, we could adversely affect the value of an indexed security.

To the extent that one or more of the subsidiaries of AIG calculates or compiles a particular index or serves as calculation agent with respect to an indexed security, it may have considerable discretion in performing the calculation or compilation. Exercising discretion in this manner could adversely affect the value of or the rate of return on an indexed security based on such index.

Non-U.S. Dollar Debt Securities

This prospectus and any attached prospectus supplement (including any pricing supplement) do not describe all the risks of an investment in debt securities denominated in a currency other than U.S. dollars. You should consult your own financial and legal advisors about the risks of an investment in debt securities denominated in a currency, including any composite currency, other than U.S. dollars. If you are unsophisticated with respect to foreign currency transactions, these debt securities are not an appropriate investment for you.

The information set forth in this prospectus is applicable to you only if you are a U.S. resident. We disclaim any responsibility to advise prospective purchasers who are residents of countries other than the United States with respect to any matters that may affect the purchase, holding or receipt of payments on the debt securities. If you are not a U.S. resident, you should consult your own financial and legal advisors with regard to such matters.

Information About Exchange Rates May Not Be Indicative of Future Performance

With respect to any debt security denominated in a currency other than U.S. dollars, the applicable pricing supplement may include a currency supplement on the applicable specified currency. A currency supplement may include historical exchange rates for the specified currency. Information concerning exchange rates is furnished as a matter of information only. You should not regard such information as indicative of the range of or trends in fluctuations in currency exchange rates that may occur in the future.

An Investment in a Non-U.S. Dollar Debt Security Involves Currency-Related Risks

If you invest in debt securities that are denominated in a currency other than U.S. dollars, your investment may be subject to significant risks that are not associated with a similar investment in a debt security denominated in U.S. dollars. These risks include, for example, the possibility of significant changes in rates of exchange between the U.S. dollar and the various foreign currencies or composite currencies and the possibility of the imposition or modification of foreign exchange controls by either the U.S. or foreign governments. These risks depend on events over which we have no control, such as economic and political events and the supply of and demand for the relevant currencies.

Changes in Currency Exchange Rates Can Be Volatile and Unpredictable

In recent years, rates of exchange between the U.S. dollar and many other currencies have been highly volatile, and this volatility may be expected to continue. Fluctuations in currency exchange rates could adversely affect an investment in a debt security with a specified currency other than dollars. Depreciation of the specified currency against the U.S. dollar could result in a decrease in the dollar-equivalent value of payments on the debt security, including the principal payable at maturity or the settlement value payable upon exercise. That in turn could cause the market value of the debt security to fall. Depreciation of the specified currency against the U.S. dollar could result in a loss to the investor on a U.S. dollar basis.

Government Policy Can Adversely Affect Currency Exchange Rates and an Investment in a Non-U.S. Dollar Debt Security

Currency exchange rates can either float or be fixed by sovereign governments. From time to time, governments use a variety of techniques, such as intervention by a country’s central bank or imposition of regulatory controls or taxes, to affect the exchange rate of their currencies. Governments may also issue a new currency to replace an existing currency or alter the exchange rate or exchange characteristics by devaluation or revaluation of a currency. Thus, a special risk in purchasing non-U.S. dollar-denominated debt securities is that their U.S. dollar-equivalent yields or payouts could be significantly and unpredictably affected by governmental actions. Even in the absence of governmental action directly affecting currency exchange rates, political or economic developments in the country issuing the specified currency for a non-dollar debt security or elsewhere could lead to significant and sudden changes in the exchange rate between the dollar and the specified currency. These changes could affect the U.S. dollar equivalent value of the debt security as participants in the global currency markets move to buy or sell the specified currency or U.S. dollars in reaction to those developments.

Governments have imposed from time to time and may in the future impose exchange controls or other conditions with respect to the exchange or transfer of a specified currency that could affect exchange rates as well as the availability of a specified currency for a debt security at its maturity or on any other payment date. In addition, the ability of a holder to move currency freely out of the country in which payments are made, or to convert the currency at a freely determined market rate could be limited by governmental actions.

Non-U.S. Dollar Debt Securities Will Permit Us to Make Payments in Dollars if We Are Unable to Obtain the Specified Currency

Debt securities payable in a currency other than U.S. dollars will provide that, if the other currency is not available to us at or about the time when a payment on the debt securities comes due because of circumstances beyond our control, we will be entitled to make the payment in U.S. dollars. These circumstances could include the imposition of exchange controls or our inability to obtain the currency because of a disruption in the currency markets. If we made payment in U.S. dollars, the exchange rate we would use may be for a date substantially before the payment date. As a result, the amount of dollars an investor would receive on the payment date may not reflect currency market conditions at the time of payment.

Payments Due in Other Currencies May Be Made From an Overseas Bank

Currently, there are limited facilities in the United States for conversion of U.S. dollars into foreign currencies, and vice versa. Accordingly, payments on debt securities made in a specified currency other than U.S. dollars are likely to be made from an account with a bank located in the country issuing the specified currency.

We Will Not Adjust Non-U.S. Dollar Debt Securities to Compensate for Changes in Currency Exchange Rates

Except as described in your prospectus supplement, we will not make any adjustment or change in the terms of a debt security payable in a currency other than U.S. dollars in the event of any change in exchange rates for that currency, whether in the event of any devaluation, revaluation or imposition of exchange or other regulatory controls or taxes or in the event of other developments affecting that currency, the U.S. dollar or any other currency. Consequently, investors in non-U.S. dollar debt securities will bear the risk that their investment may be adversely affected by these types of events.

In a Lawsuit for Payment on a Non-Dollar Debt Security, an Investor May Bear Currency Exchange Risk

The debt securities we are offering will be governed by New York law. Under New York law, a New York state court rendering a judgment on a debt security denominated in a currency other than U.S. dollars would be required to render the judgment in the specified currency; however, the judgment would be converted into U.S. dollars at the exchange rate prevailing on the date of entry of the judgment. Consequently, in a lawsuit for payment on a debt security denominated in a currency other than U.S. dollars, investors would bear currency exchange risk until a New York state court judgment is entered, which could be a long time.

In courts outside of New York, investors may not be able to obtain a judgment in a specified currency other than U.S. dollars. For example, a judgment for money in an action based on a non-U.S. dollar debt security in many other federal or state courts ordinarily would be enforced in the United States only in U.S. dollars. The date used to determine the rate of conversion of the currency in which any particular security is denominated into U.S. dollars will depend upon various factors, including which court renders the judgment.

LEGAL OWNERSHIP AND BOOK-ENTRY ISSUANCE

References to “AIG”, “us,” “we” or “our” in this section mean American International Group, Inc. and do not include the subsidiaries of American International Group, Inc. In this section, we describe special considerations that will apply to registered securities issued in global — i.e., book-entry — form. First, we describe the difference between legal ownership and indirect ownership of registered securities. Then we describe special provisions that apply to global securities. When we use the term “securities” in this section, we mean the debt securities we may offer with this prospectus.

Who is the Legal Owner of a Registered Security?

Each debt security in registered form will be represented either by a certificate issued in definitive form to a particular investor or by one or more global securities representing such securities. We refer to those who have securities registered in their own names, on the books that we or the trustee maintain for this purpose, as the “holders” of those securities. These persons are the legal holders of the securities. We refer to those who, indirectly through others, own beneficial interests in securities that are not registered in their own names as indirect owners of those securities. As we discuss below, indirect owners are not legal holders, and investors in securities issued in book-entry form or in street name will be indirect owners.

Book-Entry Owners

Unless otherwise noted in your prospectus supplement, we will issue each security in book-entry form only. This means securities will be represented by one or more global securities registered in the name of a financial institution that holds them as depositary on behalf of other financial institutions that participate in the depositary’s book-entry system. These participating institutions, in turn, hold beneficial interests in the securities on behalf of themselves or their customers.

Under the senior debt indenture, only the person in whose name a security is registered on the records of the registrar is recognized as the holder of that security. Consequently, for securities issued in global form, we will recognize only the depositary described below under “— What is a Global Security?” as the holder of the securities and we will make all payments on the securities, including deliveries of any property other than cash, to that depositary. The depositary passes along the payments it receives to its participants, which in turn pass the payments along to their customers who are the beneficial owners. The depositary and its participants do so under agreements they have made with one another or with their customers; they are not obligated to do so under the terms of the securities.

As a result, investors will not own securities directly. Instead, they will own beneficial interests in a global security, through a bank, broker or other financial institution that participates in the depositary’s book-entry system or holds an interest through a participant. As long as the securities are issued in global form, investors will be indirect owners, and not holders, of the securities.

Street Name Owners

We may terminate an existing global security or issue securities initially in non-global form. In these cases, investors may choose to hold their securities in their own names or in street name. Securities held by an investor in street name would be registered in the name of a bank, broker or other financial institution that the investor chooses, and the investor would hold only a beneficial interest in those securities through an account he or she maintains at that institution.

For securities held in street name, we will recognize only the intermediary banks, brokers and other financial institutions in whose names the securities are registered as the holders of those securities and we will make all payments on those securities, including deliveries of any property other than cash, to them. These institutions pass along the payments they receive to their customers who are the beneficial owners, but only because they agree to do so in their customer agreements or because they are legally required to do so. Investors who hold securities in street name will be indirect owners, not holders, of those securities.

Legal Holders

Our obligations, as well as the obligations of the trustee under the senior debt indenture and the obligations, if any, of any third parties employed by us or the trustee, run only to the holders of the securities. We do not have obligations to investors who hold beneficial interests in global securities, in street name or by any other indirect means. This will be the case whether an investor chooses to be an indirect owner of a security or has no choice because we are issuing the securities only in global form.

For example, once we make a payment or give a notice to the holder, we have no further responsibility for that payment or notice even if that holder is required, under agreements with depositary participants or customers or by law, to pass it along to the indirect owners but does not do so. Similarly, if we want to obtain the approval of the holders for any purpose — for example, to amend the senior debt indenture for a series of securities or to relieve us of the consequences of a default or of our obligation to comply with a particular provision of the indenture — we would seek the approval only from the holders, and not the indirect owners, of the relevant securities. Whether and how the holders contact the indirect owners is up to the holders.

When we refer to “you” in this prospectus, we mean all purchasers of the securities being offered by this prospectus, whether they are the holders or indirect owners of those securities. When we refer to “your securities” in this prospectus, we mean the securities in which you will hold a direct or indirect interest.

Special Considerations for Indirect Owners

If you hold securities through a bank, broker or other financial institution, either in book-entry form or in street name, you should check with your own institution to find out:

•	how it handles securities payments and notices;

•	whether it imposes fees or charges;

•	how it would handle a request for the holders’ consent, if ever required;

•	whether and how you can instruct it to send you securities registered in your own name so you can be a holder, if that is permitted in the future;

•	how it would exercise rights under the securities if there were a default or other event triggering the need for holders to act to protect their interests; and

•	if the securities are in book-entry form, how the depositary’s rules and procedures will affect these matters.

What is a Global Security?

Unless otherwise noted in the applicable pricing supplement, we will issue each security in book-entry form only. Each security issued in book-entry form will be represented by a global security that we deposit with and register in the name of one or more financial institutions or clearing systems, or their nominees, which we select. A financial institution or clearing system that we select for any security for this purpose is called the “depositary” for that security. A security will usually have only one depositary but it may have more. Each series of securities will have one or more of the following as the depositaries:

•	The Depository Trust Company, New York, New York, which is known as “DTC”;

•	Euroclear System, which is known as “Euroclear”;

•	Clearstream Banking, société anonyme, Luxembourg, which is known as “Clearstream”; and

•	any other clearing system or financial institution named in the applicable prospectus supplement.

The depositaries named above may also be participants in one another’s systems. Thus, for example, if DTC is the depositary for a global security, investors may hold beneficial interests in that security through Euroclear or Clearstream, as DTC participants. The depositary or depositaries for your securities will be named in your prospectus supplement; if none is named, the depositary will be DTC.

A global security may represent one or any other number of individual securities. Generally, all securities represented by the same global security will have the same terms. We may, however, issue a global security that represents multiple securities of the same kind, such as debt securities, that have different terms and are issued at different times. We call this kind of global security a master global security. Your prospectus supplement will not indicate whether your securities are represented by a master global security.

A global security may not be transferred to or registered in the name of anyone other than the depositary or its nominee, unless special termination situations arise. We describe those situations below under “— Holder’s Option to Obtain a Non-Global Security: Special Situations When a Global Security Will Be Terminated.” As a result of these arrangements, the depositary, or its nominee, will be the sole registered owner and holder of all securities represented by a global security, and investors will be permitted to own only indirect interests in a global security. Indirect interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account with the depositary or with another institution that does. Thus, an investor whose security is represented by a global security will not be a holder of the security, but only an indirect owner of an interest in the global security.

If the prospectus supplement for a particular security indicates that the security will be issued in global form only, then the security will be represented by a global security at all times unless and until the global security is terminated. We describe the situations in which this can occur below under “— Holder’s Option to Obtain a Non- Global Security: Special Situations When a Global Security Will Be Terminated.” If termination occurs, we may issue the securities through another book-entry clearing system or decide that the securities may no longer be held through any book-entry clearing system.

Special Considerations for Global Securities

As an indirect owner, an investor’s rights relating to a global security will be governed by the account rules of the depositary and those of the investor’s bank, broker, financial institution or other intermediary through which it holds its interest (e.g., Euroclear or Clearstream, if DTC is the depositary), as well as general laws relating to securities transfers. We do not recognize this type of investor or any intermediary as a holder of securities and instead deal only with the depositary that holds the global security.

If securities are issued only in the form of a global security, an investor should be aware of the following:

•	An investor cannot cause the securities to be registered in his or her own name, and cannot obtain non-global certificates for his or her interest in the securities, except in the special situations we describe below;

•	An investor will be an indirect holder and must look to his or her own bank, broker or other financial institution for payments on the securities and protection of his or her legal rights relating to the securities, as we describe above under “— Who is the Legal Owner of a Registered Security?”;

•	An investor may not be able to sell interests in the securities to some insurance companies and other institutions that are required by law to own their securities in non-book-entry form;

•	An investor may not be able to pledge his or her interest in a global security in circumstances where certificates representing the securities must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective;

•	The depositary’s policies will govern payments, deliveries, transfers, exchanges, notices and other matters relating to an investor’s interest in a global security, and those policies may change from time to time. We and the trustee will have no responsibility for any aspect of the depositary’s policies, actions or records of ownership interests in a global security. Neither we nor the trustee supervise the depositary in any way;

•	The depositary may require that those who purchase and sell interests in a global security within its book-entry system use immediately available funds, and your bank, broker or other financial institution may require you to do so as well; and

•	Financial institutions that participate in the depositary’s book-entry system and through which an investor holds its interest in the global securities, directly or indirectly, may also have their own policies affecting payments, deliveries, transfers, exchanges, notices and other matters relating to the securities, and those policies may change from time to time. For example, if you hold an interest in a global security through Euroclear or Clearstream, when DTC is the depositary, Euroclear or Clearstream, as applicable, may require those who purchase and sell interests in that security through them to use immediately available funds and comply with other policies and procedures, including deadlines for giving instructions as to transactions that are to be effected on a particular day. There may be more than one financial intermediary in the chain of ownership for an investor. We do not monitor and are not responsible for the policies or actions or records of ownership interests of any of those intermediaries.

Holder’s Option to Obtain a Non-Global Security: Special Situations When a Global Security Will Be Terminated

If we issue any series of securities in book-entry form but we choose to give the beneficial owners of that series the right to obtain non-global securities, any beneficial owner entitled to obtain non-global securities may do so by following the applicable procedures of the depositary, any transfer agent or registrar for that series and that owner’s bank, broker or other financial institution through which that owner holds its beneficial interest in the securities. If you are entitled to request a non-global certificate and wish to do so, you will need to allow sufficient lead time to enable us or our agent to prepare the requested certificate.

In addition, in a few special situations described below, a global security will be terminated and interests in it will be exchanged for certificates in non-global form representing the securities it represented. After that exchange, the choice of whether to hold the securities directly or in street name will be up to the investor. Investors must consult their own banks, brokers or other financial institutions, to find out how to have their interests in a global security transferred on termination to their own names, so that they will be holders. We have described the rights of holders and street name investors above under “— Who is the Legal Owner of a Registered Security?”

The special situations for termination of a global security are as follows:

•	if the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary for that global security;

•	if we determine and notify the trustee that we wish to terminate that global security; or

•	if an event of default has occurred with regard to these securities and has not been cured or waived.

If a global security is terminated, only the depositary, and not we or the trustee for any securities, is responsible for deciding the names of the institutions in whose names the securities represented by the global security will be registered and, therefore, who will be the holders of those securities.

Considerations Relating to DTC

DTC has informed us as follows:

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds securities that DTC participants deposit with DTC. DTC also facilitates the post-trade settlement among DTC participants of sales and other securities transactions in deposited securities through electronic computerized book-entry transfers and pledges between DTC participants’ accounts. This eliminates the need for physical movement of securities certificates. DTC participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Indirect access to the DTC system is also available to others such as both U.S. and non-U.S. brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. The rules applicable to DTC and DTC participants are on file with the SEC.

Purchases of securities within the DTC system must be made by or through DTC participants, which will receive a credit for the securities on DTC’s records. The ownership interest of each actual acquirer of new securities is in turn to be recorded on the direct and indirect participants’ records, including Euroclear and Clearstream. Transfers of ownership interests in the securities are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the securities, except in the limited circumstances described above under “— Holder’s Option to Obtain a Non-Global Security: Special Situations When a Global Security Will Be Terminated.”

To facilitate subsequent transfers, the securities deposited by direct participants with DTC will be registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of securities with DTC and their registration in the name of Cede & Co. or such other nominee will not change the beneficial ownership of the securities. DTC has no knowledge of the actual beneficial owners of the securities. DTC’s records reflect only the identity of the direct participants to whose accounts the securities are credited, which may or may not be the beneficial owners. The participants are responsible for keeping account of their holdings on behalf of their customers.

Redemption notices will be sent to DTC’s nominee, Cede & Co., as the registered holder of the securities. If less than all of the securities are being redeemed, DTC will determine the amount of the interest of each direct participant to be redeemed in accordance with its then current procedures.

In instances in which a vote is required, neither DTC nor Cede & Co. will itself consent or vote with respect to the securities. Under its usual procedures, DTC would mail an omnibus proxy to the relevant trustee as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts such securities are credited on the record date (identified in a listing attached to the omnibus proxy).

Distribution payments on the securities will be made by the relevant trustee to DTC. DTC’s usual practice is to credit direct participants’ accounts on the relevant payment date in accordance with their respective holdings shown on DTC’s records unless DTC has reason to believe that it will not receive payments on such payment date. Payments by DTC participants to beneficial owners will be governed by standing instructions and customary practices and will be the responsibility of such participants and not of DTC, the relevant trustee or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of distributions to DTC is the responsibility of the relevant trustee, and disbursements of such payments to the beneficial owners are the responsibility of direct and indirect participants.

Considerations Relating to Euroclear and Clearstream

Euroclear and Clearstream are securities clearance systems in Europe. Both systems clear and settle securities transactions between their participants through electronic, book-entry delivery of securities against payment.

Euroclear and Clearstream may be depositaries for a global security. In addition, if DTC is the depositary for a global security, Euroclear and Clearstream may hold interests in the global security as participants in DTC.

As long as any global security is held by Euroclear or Clearstream, as depositary, you may hold an interest in the global security only through an organization that participates, directly or indirectly, in Euroclear or Clearstream. If Euroclear or Clearstream is the depositary for a global security and there is no depositary in the United States, you will not be able to hold interests in that global security through any securities clearance system in the United States.

Payments, deliveries, transfers, exchanges, notices and other matters relating to the securities made through Euroclear or Clearstream must comply with the rules and procedures of those systems. Those systems could change their rules and procedures at any time. We have no control over those systems or their participants and we take no responsibility for their activities. Transactions between participants in Euroclear or Clearstream, on the one hand, and participants in DTC, on the other hand, when DTC is the depositary, would also be subject to DTC’s rules and procedures.

Special Timing Considerations Relating to Transactions in Euroclear and Clearstream

Investors will be able to make and receive through Euroclear and Clearstream payments, deliveries, transfers, exchanges, notices and other transactions involving any securities held through those systems only on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other financial institutions are open for business in the United States.

In addition, because of time-zone differences, U.S. investors who hold their interests in the securities through these systems and wish to transfer their interests, or to receive or make a payment or delivery or exercise any other right with respect to their interests, on a particular day may find that the transaction will not be effected until the next business day in Luxembourg or Brussels, as applicable. Thus, investors who wish to exercise rights that expire on a particular day may need to act before the expiration date. In addition, investors who hold their interests through both DTC and Euroclear or Clearstream may need to make special arrangements to finance any purchases or sales of their interests between the U.S. and European clearing systems, and those transactions may settle later than would be the case for transactions within one clearing system.

CONSIDERATIONS RELATING TO DEBT SECURITIES ISSUED IN BEARER FORM

References to “us,” “we” or “our” in this section mean American International Group, Inc. and do not include the subsidiaries of American International Group, Inc. If we issue debt securities in bearer, rather than registered, form, those debt securities will be subject to special provisions described in this section. This section primarily describes provisions relating to debt securities issued in bearer form. Other provisions may apply to securities of other kinds issued in bearer form. To the extent the provisions described in this section are inconsistent with those described elsewhere in this prospectus, they supersede those described elsewhere with regard to any bearer debt securities. Otherwise, the relevant provisions described elsewhere in this prospectus will apply to bearer debt securities. Recent legislation provides rules that, once effective, will subject the holders of certain securities not issued in registered form to certain sanctions. Such rules, if effective, will be described in the applicable prospectus supplement. Please consult your tax advisor concerning the consequences of owning these securities in your particular circumstances under the Internal Revenue Code and the laws of any other taxing jurisdiction.

Temporary and Permanent Bearer Global Debt Securities

If we issue debt securities in bearer form, and unless otherwise noted in the applicable pricing supplement, all debt securities of the same series and kind will initially be represented by a temporary bearer global debt security, which we will deposit with a common depositary for Euroclear and Clearstream. Euroclear and Clearstream will credit the account of each of their subscribers with the amount of debt securities the subscriber purchases. We will promise to exchange the temporary bearer global debt security for a permanent bearer global debt security, which we will deliver to the common depositary upon the later of the following two dates:

•	the date that is 40 days after the later of (a) the completion of the distribution of the debt securities as determined by the underwriter, dealer or agent and (b) the closing date for the sale of the debt securities by us; we may extend this date as described below under “— Extensions For Further Issuances”; and

•	the date on which Euroclear and Clearstream provide us or our agent with the necessary tax certificates described below under “— U.S. Tax Certificate Required.”

Unless we say otherwise in the applicable prospectus supplement, owners of beneficial interests in a permanent bearer global debt security will be able to exchange those interests at their option, in whole but not in part, for:

•	non-global debt securities in bearer form with interest coupons attached, if applicable; or

•	non-global debt securities in registered form without coupons attached.

A beneficial owner will be able to make this exchange by giving us or our designated agent 60 days’ prior written notice in accordance with the terms of the debt securities.

Extensions For Further Issuances

Without the consent of the trustee, any holders or any other person, we may issue additional debt securities identical to a prior issue from time to time. If we issue additional debt securities before the date on which we would otherwise be required to exchange the temporary bearer global debt security representing the prior issue for a permanent bearer global debt security as described above, that date will be extended until the 40th day after the completion of the distribution and the closing, whichever is later, for the additional debt securities. Extensions of this kind may be repeated if we sell additional identical debt securities. As a result of these extensions, beneficial interests in the temporary bearer global debt security may not be exchanged for interests in a permanent bearer global debt security until the 40th day after the additional debt securities have been distributed and sold.

U.S. Tax Certificate Required

We will not pay or deliver interest or other amounts in respect of any portion of a temporary bearer global debt security unless and until Euroclear or Clearstream delivers to us or our agent a tax certificate with regard to the owners of the beneficial interests in that portion of the global debt security or a debt security in any other form. Also, we will not exchange any portion of a temporary bearer global debt security for a permanent bearer global debt security unless and until we receive from Euroclear or Clearstream a tax certificate with regard to the owners of the beneficial interests in the portion to be exchanged. In each case, this tax certificate must state that each of the relevant owners:

•	is not a United States person, as defined below under “— Limitations on Issuance of Bearer Debt Securities;”

•	is a foreign branch of a United States financial institution purchasing for its own account or for resale, or is a United States person who acquired the debt security through a financial institution of this kind and who holds the debt security through that financial institution on the date of certification, provided in either case that the financial institution provides a certificate to us or the distributor selling the debt security to it stating that it agrees to comply with the requirements of Section 165(j)(3)(A), (B) or (C) of the U.S. Internal Revenue Code and the U.S. Treasury Regulations under that Section; or

•	is a financial institution holding for purposes of resale during the “restricted period,” as defined in U.S. Treasury Regulations Section 1.163-5(c)(2)(i)(D)(7). A financial institution of this kind, whether or not it is also described in either of the two preceding bullet points, must certify that it has not acquired the debt security for purposes of resale directly or indirectly to a United States person or to a person within the United States or its possessions.

The tax certificate must be signed by an authorized person satisfactory to us.

No one who owns an interest in a temporary bearer global debt security will receive payment or delivery of any amount or property in respect of its interest, and will not be permitted to exchange its interest for an interest in a permanent bearer global debt security or a debt security in any other form, unless we or our agent have received the required tax certificate on its behalf.

Special requirements and restrictions imposed by United States federal tax laws and regulations will apply to bearer debt securities. We describe these below under “— Limitations on Issuance of Bearer Debt Securities.”

Legal Ownership of Bearer Debt Securities

Debt securities in bearer form are not registered in any name. Whoever is the bearer of the certificate representing a debt security in bearer form is the legal owner of that debt security. Legal title and ownership of bearer debt securities will pass by delivery of the certificates representing the debt securities. Thus, when we use the term “holder” in this prospectus with regard to bearer debt securities, we mean the bearer of those debt securities.

The common depositary for Euroclear and Clearstream will be the bearer, and thus the holder and legal owner, of both the temporary and permanent bearer global debt securities described above. Investors in those debt securities will own beneficial interests in the debt securities represented by those global debt securities; they will be indirect beneficial owners, not holders or legal owners, of the debt securities.

As long as the common depositary is the bearer of any bearer debt security in global form, the common depositary will be considered the sole legal owner and holder of the debt securities represented by the bearer debt security in global form. Ownership of beneficial interests in any bearer debt security in global form will be shown on records maintained by Euroclear or Clearstream, as applicable, or by the common depositary on their behalf, and by the direct and indirect participants in their systems, and ownership interests can be held and transferred only through those records. We will pay any amounts owing with respect to a bearer global debt security only to the common depositary.

Neither we, the trustee nor any of our agents will recognize any owner of indirect interests as a holder or legal owner. Nor will we, the trustee or any of our agents have any responsibility for the ownership records or practices of Euroclear or Clearstream, the common depositary or any direct or indirect participants in those systems or for any payments, transfers, deliveries, notices or other transactions within those systems, all of which will be subject to the rules and procedures of those systems and participants. If you own an indirect interest in a bearer global debt security, you must look only to the common depositary for Euroclear or Clearstream, and to their direct and indirect participants through which you hold your interest, for your ownership rights. You should read the section above entitled “Legal Ownership and Book-Entry Issuance” for more information about holding interests through Euroclear and Clearstream.

Payment and Exchange of Non-Global Debt Bearer Securities

Payments and deliveries owing on non-global bearer debt securities will be made, in the case of interest payments, only to the holder of the relevant coupon after the coupon is surrendered to the paying agent. In all other cases, payments and deliveries will be made only to the holder of the certificate representing the relevant debt security after the certificate is surrendered to the paying agent. The paying agent for bearer debt securities will be named in the applicable prospectus supplement.

Non-global bearer debt securities, with all unmatured coupons relating to the debt securities, if any, may be exchanged for a like aggregate amount of registered debt securities of like kind. However, we will not issue bearer debt securities in exchange for any registered securities.

Replacement certificates and coupons for non-global bearer debt securities will not be issued in lieu of any lost, stolen, destroyed or mutilated certificates and coupons unless we and our transfer agent receive evidence of the loss, theft, destruction or mutilation, and an indemnity against liabilities, satisfactory to us and our agent. Upon redemption or any other settlement before the stated maturity or expiration, as well as upon any exchange, of a non-global bearer debt security, the holder will be required to surrender all unmatured coupons to us or our designated agent. If any unmatured coupons are not surrendered, we or our agent may deduct the amount of interest relating to those coupons from the amount otherwise payable or deliverable or we or our agent may demand an indemnity against liabilities satisfactory to us and our agent.

We may make payments, deliveries and exchanges in respect of bearer debt securities in global form in any manner acceptable to us and the depositary.

Notices

If we are required to give notice to the holders of bearer debt securities, we will do so in the manner prescribed by any securities exchange on which the bearer debt securities are listed or, if the bearer debt securities are not listed on a securities exchange, we will give notice in the manner prescribed by the bearer debt securities. If the bearer debt securities do not prescribe the manner for giving notice, then we will determine, in our sole judgment, the manner in which we shall give notice.

We may give any required notice with regard to bearer debt securities in global form to the common depositary for the debt securities, in accordance with its applicable procedures.

Limitations on Issuance of Bearer Debt Securities

In compliance with United States federal income tax laws and regulations, bearer debt securities, including bearer debt securities in global form, will not be offered, sold, resold or delivered, directly or indirectly, in the United States or its possessions or to United States persons, as defined below, except as otherwise permitted by U.S. Treasury Regulations Section 1.163-5(c)(2)(i)(D). Any underwriters, dealers or agents participating in the offerings of bearer debt securities, directly or indirectly, must agree that they will not, in connection with the original issuance of any bearer debt securities or during the restricted period applicable under the Treasury Regulations cited earlier, offer, sell, resell or deliver, directly or indirectly, any bearer debt securities in the United States or its possessions or to United States persons, other than as permitted by the applicable Treasury Regulations described above.

In addition, any underwriters, dealers or agents must have procedures reasonably designed to ensure that their employees or agents who are directly engaged in selling bearer debt securities are aware of the above restrictions on the offering, sale, resale or delivery of bearer debt securities.

We will make payments on bearer debt securities only outside the United States and its possessions except as permitted by the applicable Treasury Regulations described above.

Bearer debt securities and any coupons will bear the following legend:

“Any United States person who holds this obligation will be subject to limitations under the United States income tax laws, including the limitations provided in sections 165(j) and 1287(a) of the Internal Revenue Code.”

The sections referred to in this legend provide that, with certain limited exceptions, a United States person will not be permitted to deduct any loss, and will not be eligible for capital gain treatment with respect to any gain, realized on the sale, exchange or redemption of that bearer debt security or coupon.

As used in this section entitled “Considerations Relating To Debt Securities Issued In Bearer Form,” “United States person” means a person that is, for U.S. federal income tax law purposes:

•	a citizen or resident of the United States;

•	a corporation or partnership, including an entity treated as a corporation or partnership for United States federal income tax purposes, created or organized in or under the laws of the United States, any State of the United States or the District of Columbia;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•	a trust if a court within the United States is able to exercise primary supervision of the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust.

“United States” means the United States of America, including the States and the District of Columbia, and “possessions” of the United States include Puerto Rico, the U.S. Virgin Islands, Guam, American Samoa, Wake Island and the Northern Mariana Islands.

UNITED STATES TAXATION CONSIDERATIONS

This section describes the material United States federal income tax consequences of owning certain of the debt securities, preferred stock and depositary shares we are offering. The material United States federal income tax consequences of owning the debt securities described below under “— Taxation of Debt Securities — United States Holders — Indexed and Other Debt Securities,” and of owning preferred stock that may be convertible into or exercisable or exchangeable for securities or other property will be described in the applicable prospectus supplement. This section is the opinion of Sullivan & Cromwell LLP. It applies to you only if you hold your securities as capital assets for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

•	a dealer in securities or currencies;

•	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;

•	a bank;

•	an insurance company;

•	a thrift institution;

•	a regulated investment company;

•	a tax-exempt organization;

•	a person that owns debt securities, preferred stock or depositary shares that are a hedge or that are hedged against interest rate or currency risks;

•	a person subject to the alternative minimum tax;

•	a person that owns debt securities, preferred stock or depositary shares as part of a straddle or conversion transaction for tax purposes; or

•	a United States holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

This section is based on the U.S. Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

If a partnership holds the debt securities, preferred stock or depositary shares, the United States federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding debt securities, preferred stock or depositary shares should consult its tax advisor with regard to the United States federal income tax treatment of an investment in the debt securities, preferred stock or depositary shares.

Please consult your own tax advisor concerning the consequences of owning these securities in your particular circumstances under the Internal Revenue Code and the laws of any other taxing jurisdiction.

You are a United States holder if you are a beneficial owner of a debt security, preferred stock or depositary shares, and you are:

•	a citizen or resident of the United States;

•	a domestic corporation;

•	an estate whose income is subject to United States federal income tax regardless of its source; or

•	a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

You are a United States alien holder if you are the beneficial owner of a debt security, preferred stock or depositary shares, and you are, for United States federal income tax purposes:

•	a nonresident alien individual;

•	a foreign corporation; or

•	an estate or trust that in either case is not subject to United States federal income tax on a net income basis on income or gain from a debt security, preferred stock or depositary shares.

Taxation of Debt Securities

This subsection describes the material United States federal income tax consequences of owning, selling and disposing of the debt securities we are offering, other than the debt securities described below under “— United States Holders — Indexed and Other Debt Securities,” which will be described in the applicable prospectus supplement. It deals only with debt securities that are due to mature 30 years or less from the date on which they are issued. The United States federal income tax consequences of owning debt securities that are due to mature more than 30 years from their date of issue will be discussed in the applicable prospectus supplement.

United States Holders

Payments of Interest

Except as described below in the case of interest on an original issue discount debt security that is not qualified stated interest, each as defined below under “— Original Issue Discount,” you will be taxed on any interest on your debt security, whether payable in U.S. dollars or a non-U.S. dollar currency, including a composite currency or basket of currencies other than U.S. dollars, as ordinary income at the time you receive the interest or when it accrues, depending on your method of accounting for tax purposes.

Cash Basis Taxpayers

If you are a taxpayer that uses the cash receipts and disbursements method of accounting for tax purposes and you receive an interest payment that is denominated in, or determined by reference to, a non-U.S. dollar currency, you must recognize income equal to the U.S. dollar value of the interest payment, based on the exchange rate in effect on the date of receipt, regardless of whether you actually convert the payment into U.S. dollars.

Accrual Basis Taxpayers

If you are a taxpayer that uses an accrual method of accounting for tax purposes, you may determine the amount of income that you recognize with respect to an interest payment denominated in, or determined by reference to, a non-U.S. dollar currency by using one of two methods. Under the first method, you will determine the amount of income accrued based on the average exchange rate in effect during the interest accrual period or, with respect to an accrual period that spans two taxable years, that part of the period within the taxable year.

If you elect the second method, you would determine the amount of income accrued on the basis of the exchange rate in effect on the last day of the accrual period, or, in the case of an accrual period that spans two taxable years, the exchange rate in effect on the last day of the part of the period within the taxable year. Additionally, under this second method, if you receive a payment of interest within five business days of the last day of your accrual period or taxable year, you may instead translate the interest accrued into U.S. dollars at the exchange rate in effect on the day that you actually receive the interest payment. If you elect the second method, it will apply to all debt instruments that you hold at the beginning of the first taxable year to which the election applies and to all debt instruments that you subsequently acquire. You may not revoke this election without the consent of the United States Internal Revenue Service.

When you actually receive an interest payment, including a payment attributable to accrued but unpaid interest upon the sale or retirement of your debt security, denominated in, or determined by reference to, a non-U.S. dollar currency for which you accrued an amount of income, you will recognize ordinary income or loss measured by the difference, if any, between the exchange rate that you used to accrue interest income and the exchange rate in effect on the date of receipt, regardless of whether you actually convert the payment into U.S. dollars.

Original Issue Discount

If you own a debt security, other than a short-term debt security with a term of one year or less, it will be treated as an original issue discount debt security if the amount by which the debt security’s stated redemption price at maturity exceeds its issue price is more than a de minimis amount. Generally, a debt security’s issue price will be the first price at which a substantial amount of debt securities included in the issue of which the debt security is a part is sold to persons other than bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents, or wholesalers. A debt security’s stated redemption price at maturity is the total of all payments provided by the debt security that are not payments of qualified stated interest. Generally, an interest payment on a debt security is qualified stated interest if it is one of a series of stated interest payments on a debt security that are unconditionally payable at least annually at a single fixed rate, with certain exceptions for lower rates paid during some periods, applied to the outstanding principal amount of the debt security. There are special rules for variable rate debt securities that are discussed below under “— Variable Rate Debt Securities.”

In general, your debt security is not an original issue discount debt security if the amount by which its stated redemption price at maturity exceeds its issue price is less than the de minimis amount of 0.25 percent of its stated redemption price at maturity multiplied by the number of complete years to its maturity. Your debt security will have de minimis original issue discount if the amount of the excess is less than the de minimis amount. If your debt security has de minimis original issue discount, you must include the de minimis amount in income as stated principal payments are made on the debt security, unless you make the election described below under “— Election to Treat All Interest as Original Issue Discount.” You can determine the includible amount with respect to each such payment by multiplying the total amount of your debt security’s de minimis original issue discount by a fraction equal to:

•	the amount of the principal payment made divided by:

•	the stated principal amount of the debt security.

Generally, if your original issue discount debt security matures more than one year from its date of issue, you must include original issue discount in income before you receive cash attributable to that income. The amount of original issue discount that you must include in income is calculated using a constant-yield method, and generally you will include increasingly greater amounts of original issue discount in income over the life of your debt security. More specifically, you can calculate the amount of original issue discount that you must include in income by adding the daily portions of original issue discount with respect to your original issue discount debt security for each day during the taxable year or portion of the taxable year that you hold your original issue discount debt security. You can determine the daily portion by allocating to each day in any accrual period a pro rata portion of the original issue discount allocable to that accrual period. You may select an accrual period of any length with respect to your original issue discount debt security and you may vary the length of each accrual period over the term of your original issue discount debt security. However, no accrual period may be longer than one year and each scheduled payment of interest or principal on the original issue discount debt security must occur on either the first or final day of an accrual period.

You can determine the amount of original issue discount allocable to an accrual period by:

•	multiplying your original issue discount debt security’s adjusted issue price at the beginning of the accrual period by your debt security’s yield to maturity; and then

•	subtracting from this figure the sum of the payments of qualified stated interest on your debt security allocable to the accrual period.

You must determine the original issue discount debt security’s yield to maturity on the basis of compounding at the close of each accrual period and adjusting for the length of each accrual period. Further, you determine your original issue discount debt security’s adjusted issue price at the beginning of any accrual period by:

•	adding your original issue discount debt security’s issue price and any accrued original issue discount for each prior accrual period; and then

•	subtracting any payments previously made on your original issue discount debt security that were not qualified stated interest payments.

If an interval between payments of qualified stated interest on your original issue discount debt security contains more than one accrual period, then, when you determine the amount of original issue discount allocable to an accrual period, you must allocate the amount of qualified stated interest payable at the end of the interval, including any qualified stated interest that is payable on the first day of the accrual period immediately following the interval, pro rata to each accrual period in the interval based on their relative lengths. In addition, you must increase the adjusted issue price at the beginning of each accrual period in the interval by the amount of any qualified stated interest that has accrued prior to the first day of the accrual period but that is not payable until the end of the interval. You may compute the amount of original issue discount allocable to an initial short accrual period by using any reasonable method if all other accrual periods, other than a final short accrual period, are of equal length.

The amount of original issue discount allocable to the final accrual period is equal to the difference between:

•	the amount payable at the maturity of your debt security, other than any payment of qualified stated interest; and

•	your debt security’s adjusted issue price as of the beginning of the final accrual period.

Acquisition Premium

If you purchase your debt security for an amount that is less than or equal to the sum of all amounts, other than qualified stated interest, payable on your debt security after the purchase date but is greater than the amount of your debt security’s adjusted issue price, as determined above, the excess is acquisition premium. If you do not make the election described below under “— Election to Treat All Interest as Original Issue Discount,” then you must reduce the daily portions of original issue discount by a fraction equal to:

•	the excess of your adjusted basis in the debt security immediately after purchase over the adjusted issue price of the debt security divided by:

•	the excess of the sum of all amounts payable, other than qualified stated interest, on the debt security after the purchase date over the debt security’s adjusted issue price.

Pre-Issuance Accrued Interest

An election may be made to decrease the issue price of your debt security by the amount of pre-issuance accrued interest if:

•	a portion of the initial purchase price of your debt security is attributable to pre-issuance accrued interest;

•	the first stated interest payment on your debt security is to be made within one year of your debt security’s issue date; and

•	the payment will equal or exceed the amount of pre-issuance accrued interest.

If this election is made, a portion of the first stated interest payment will be treated as a return of the excluded pre-issuance accrued interest and not as an amount payable on your debt security.

Debt Securities Subject to Contingencies Including Optional Redemption

Your debt security is subject to a contingency if it provides for an alternative payment schedule or schedules applicable upon the occurrence of a contingency or contingencies, other than a remote or incidental contingency, whether such contingency relates to payments of interest or of principal. In such a case, you must determine the yield and maturity of your debt security by assuming that the payments will be made according to the payment schedule most likely to occur if:

•	the timing and amounts of the payments that comprise each payment schedule are known as of the issue date; and

•	one of such schedules is significantly more likely than not to occur.

If there is no single payment schedule that is significantly more likely than not to occur, other than because of a mandatory sinking fund, you must include income on your debt security in accordance with the general rules that govern contingent payment obligations. These rules will be discussed in the applicable prospectus supplement.

Notwithstanding the general rules for determining yield and maturity, if your debt security is subject to contingencies, and either you or we have an unconditional option or options that, if exercised, would require payments to be made on the debt security under an alternative payment schedule or schedules, then:

•	in the case of an option or options that we may exercise, we will be deemed to exercise or not exercise an option or combination of options in the manner that minimizes the yield on your debt security; and

•	in the case of an option or options that you may exercise, you will be deemed to exercise or not exercise an option or combination of options in the manner that maximizes the yield on your debt security.

If both you and we hold options described in the preceding sentence, those rules will apply to each option in the order in which they may be exercised. You may determine the yield on your debt security for the purposes of those calculations by using any date on which your debt security may be redeemed or repurchased as the maturity date and the amount payable on the date that you chose in accordance with the terms of your debt security as the principal amount payable at maturity.

If a contingency, including the exercise of an option, actually occurs or does not occur contrary to an assumption made according to the above rules then, except to the extent that a portion of your debt security is repaid as a result of this change in circumstances and solely to determine the amount and accrual of original issue discount, you must redetermine the yield and maturity of your debt security by treating your debt security as having been retired and reissued on the date of the change in circumstances for an amount equal to your debt security’s adjusted issue price on that date.

Election to Treat All Interest as Original Issue Discount

You may elect to include in gross income all interest that accrues on your debt security using the constant-yield method described above, with the modifications described below. For purposes of this election, interest will include stated interest, original issue discount, de minimis original issue discount, market discount, de minimis market discount and unstated interest, as adjusted by any amortizable bond premium, described below under “— Debt Securities Purchased at a Premium,” or acquisition premium.

If you make this election for your debt security, then, when you apply the constant-yield method:

•	the issue price of your debt security will equal your cost;

•	the issue date of your debt security will be the date you acquired it; and

•	no payments on your debt security will be treated as payments of qualified stated interest.

Generally, this election will apply only to the debt security for which you make it; however, if the debt security has amortizable bond premium, you will be deemed to have made an election to apply amortizable bond premium against interest for all debt instruments with amortizable bond premium, other than debt instruments the interest on which is excludible from gross income, that you hold as of the beginning of the taxable year to which the election applies or any taxable year thereafter. Additionally, if you make this election for a market discount debt security, you will be treated as having made the election discussed below under “— Market Discount” to include market discount in income currently over the life of all debt instruments that you currently own or later acquire. You may not revoke any election to apply the constant-yield method to all interest on a debt security or the deemed elections with respect to amortizable bond premium or market discount debt securities without the consent of the United States Internal Revenue Service.

Variable Rate Debt Securities

Your debt security will be a variable rate debt security if:

•	your debt security’s issue price does not exceed the total noncontingent principal payments by more than the lesser of:

•	.015 multiplied by the product of the total noncontingent principal payments and the number of complete years to maturity from the issue date; or

•	15 percent of the total noncontingent principal payments; and

•	your debt security provides for stated interest, compounded or paid at least annually, only at:

•	one or more qualified floating rates;

•	a single fixed rate and one or more qualified floating rates;

•	a single objective rate; or

•	a single fixed rate and a single objective rate that is a qualified inverse floating rate.

Your debt security will have a variable rate that is a qualified floating rate if:

•	variations in the value of the rate can reasonably be expected to measure contemporaneous variations in the cost of newly borrowed funds in the currency in which your debt security is denominated; or

•	the rate is equal to such a rate multiplied by either:

•	a fixed multiple that is greater than 0.65 but not more than 1.35; or

•	a fixed multiple greater than 0.65 but not more than 1.35, increased or decreased by a fixed rate; and

•	the value of the rate on any date during the term of your debt security is set no earlier than three months prior to the first day on which that value is in effect and no later than one year following that first day.

If your debt security provides for two or more qualified floating rates that are within 0.25 percentage points of each other on the issue date or can reasonably be expected to have approximately the same values throughout the term of the debt security, the qualified floating rates together constitute a single qualified floating rate.

Your debt security will not have a qualified floating rate, however, if the rate is subject to certain restrictions (including caps, floors, governors, or other similar restrictions) unless such restrictions are fixed throughout the term of the debt security or are not reasonably expected to significantly affect the yield on the debt security.

Your debt security will have a variable rate that is a single objective rate if:

•	the rate is not a qualified floating rate;

•	the rate is determined using a single, fixed formula that is based on objective financial or economic information that is not within the control of or unique to the circumstances of the issuer or a related party; and

•	the value of the rate on any date during the term of your debt security is set no earlier than three months prior to the first day on which that value is in effect and no later than one year following that first day.

Your debt security will not have a variable rate that is an objective rate, however, if it is reasonably expected that the average value of the rate during the first half of your debt security’s term will be either significantly less than or significantly greater than the average value of the rate during the final half of your debt security’s term.

An objective rate as described above is a qualified inverse floating rate if:

•	the rate is equal to a fixed rate minus a qualified floating rate and

•	the variations in the rate can reasonably be expected to inversely reflect contemporaneous variations in the cost of newly borrowed funds.

Your debt security will also have a single qualified floating rate or an objective rate if interest on your debt security is stated at a fixed rate for an initial period of one year or less followed by either a qualified floating rate or an objective rate for a subsequent period, and either:

•	the fixed rate and the qualified floating rate or objective rate have values on the issue date of the debt security that do not differ by more than 0.25 percentage points; or

•	the value of the qualified floating rate or objective rate is intended to approximate the fixed rate.

In general, if your variable rate debt security provides for stated interest at a single qualified floating rate or objective rate, or one of those rates after a single fixed rate for an initial period, all stated interest on your debt security is qualified stated interest. In this case, the amount of original issue discount, if any, is determined by using, in the case of a qualified floating rate or qualified inverse floating rate, the value as of the issue date of the qualified floating rate or qualified inverse floating rate, or, for any other objective rate, a fixed rate that reflects the yield reasonably expected for your debt security.

If your variable rate debt security does not provide for stated interest at a single qualified floating rate or a single objective rate, and also does not provide for interest payable at a fixed rate other than a single fixed rate for an initial period, you generally must determine the interest and original issue discount accruals on your debt security by:

•	determining a fixed rate substitute for each variable rate provided under your variable rate debt security;

•	constructing the equivalent fixed rate debt instrument, using the fixed rate substitute described above;

•	determining the amount of qualified stated interest and original issue discount with respect to the equivalent fixed rate debt instrument; and

•	adjusting for actual variable rates during the applicable accrual period.

When you determine the fixed rate substitute for each variable rate provided under the variable rate debt security, you generally will use the value of each variable rate as of the issue date or, for an objective rate that is not a qualified inverse floating rate, a rate that reflects the reasonably expected yield on your debt security.

If your variable rate debt security provides for stated interest either at one or more qualified floating rates or at a qualified inverse floating rate, and also provides for stated interest at a single fixed rate other than at a single fixed rate for an initial period, you generally must determine interest and original issue discount accruals by using the method described in the previous paragraph. However, your variable rate debt security will be treated, for purposes of the first three steps of the determination, as if your debt security had provided for a qualified floating rate, or a qualified inverse floating rate, rather than the fixed rate. The qualified floating rate, or qualified inverse floating rate, that replaces the fixed rate must be such that the fair market value of your variable rate debt security as of the issue date approximates the fair market value of an otherwise identical debt instrument that provides for the qualified floating rate, or qualified inverse floating rate, rather than the fixed rate.

Short-Term Debt Securities

In general, if you are an individual or other cash basis United States holder of a short-term debt security, you are not required to accrue original issue discount, as specially defined below for the purposes of this paragraph, for United States federal income tax purposes unless you elect to do so (although it is possible that you may be required to include any stated interest in income as you receive it). If you are an accrual basis taxpayer, a taxpayer in a special class, including, but not limited to, a regulated investment company, common trust fund, or a certain type of pass-through entity, or a cash basis taxpayer who so elects, you will be required to accrue original issue discount on short-term debt securities on either a straight-line basis or under the constant-yield method, based on daily compounding. If you are not required and do not elect to include original issue discount in income currently, any gain you realize on the sale or retirement of your short-term debt security will be ordinary income to the extent of the accrued original issue discount, which will be determined on a straight-line basis unless you make an election to accrue the original issue discount under the constant-yield method, through the date of sale or retirement. However, if you are not required and do not elect to accrue original issue discount on your short-term debt securities, you will be required to defer deductions for interest on borrowings allocable to your short-term debt securities in an amount not exceeding the deferred income until the deferred income is realized.

When you determine the amount of original issue discount subject to these rules, you must include all interest payments on your short-term debt security, including stated interest, in your short-term debt security’s stated redemption price at maturity.

Non-U.S. Dollar Currency Original Issue Discount Debt Securities

If your original issue discount debt security is denominated in, or determined by reference to, a non-U.S. dollar currency, you must determine original issue discount for any accrual period on your original issue discount debt security in the non-U.S. dollar currency and then translate the amount of original issue discount into U.S. dollars in the same manner as stated interest accrued by an accrual basis United States holder, as described above under “— Payments of Interest.” You may recognize ordinary income or loss when you receive an amount attributable to original issue discount in connection with a payment of interest or the sale or retirement of your debt security.

Market Discount

You will be treated as if you purchased your debt security, other than a short-term debt security, at a market discount, and your debt security will be a market discount debt security if:

•	you purchase your debt security for less than its issue price as determined above; and

•	the difference between the debt security’s stated redemption price at maturity or, in the case of an original issue discount debt security, the debt security’s revised issue price, and the price you paid for your debt security is equal to or greater than 0.25 percent of your debt security’s stated redemption price at maturity or revised issue price, respectively, multiplied by the number of complete years to the debt security’s maturity. To determine the revised issue price of your debt security for these purposes, you generally add any original issue discount that has accrued on your debt security to its issue price.

If your debt security’s stated redemption price at maturity or, in the case of an original issue discount debt security, its revised issue price, exceeds the price you paid for the debt security by less than 0.25 percent multiplied by the number of complete years to the debt security’s maturity, the excess constitutes de minimis market discount, and the rules discussed below are not applicable to you.

You must treat any gain you recognize on the maturity or disposition of your market discount debt security as ordinary income to the extent of the accrued market discount on your debt security. Alternatively, you may elect to include market discount in income currently over the life of your debt security. If you make this election, it will apply to all debt instruments with market discount that you acquire on or after the first day of the first taxable year to which the election applies. You may not revoke this election without the consent of the United States Internal Revenue Service. If you own a market discount debt security and do not make this election, you will generally be required to defer deductions for interest on borrowings allocable to your debt security in an amount not exceeding the accrued market discount on your debt security until the maturity or disposition of your debt security.

You will accrue market discount on your market discount debt security on a straight-line basis unless you elect to accrue market discount using a constant-yield method. If you make this election, it will apply only to the debt security with respect to which it is made and you may not revoke it.

Debt Securities Purchased at a Premium

If you purchase your debt security for an amount in excess of its principal amount, you may elect to treat the excess as amortizable bond premium. If you make this election, you will reduce the amount required to be included in your income each year with respect to interest on your debt security by the amount of amortizable bond premium allocable to that year, based on your debt security’s yield to maturity. If your debt security is denominated in, or determined by reference to, a non-U.S. dollar currency, you will compute your amortizable bond premium in units of the non-U.S. dollar currency and your amortizable bond premium will reduce your interest income in units of the non-U.S. dollar currency. Gain or loss recognized that is attributable to changes in foreign currency exchange rates between the time your amortized bond premium offsets interest income and the time of the acquisition of your debt security is generally taxable as ordinary income or loss. If you make an election to amortize bond premium, it will apply to all debt instruments, other than debt instruments the interest on which is excludible from gross income, that you hold at the beginning of the first taxable year to which the election applies or that you thereafter acquire, and you may not revoke it without the consent of the United States Internal Revenue Service. See also “— Original Issue Discount — Election to Treat All Interest as Original Issue Discount.”

Purchase, Sale and Retirement of the Debt Securities

Your tax basis in your debt security will generally be the U.S. dollar cost, as defined below, of your debt security, adjusted by:

•	adding any original issue discount or market discount previously included in income with respect to your debt security; and then

•	subtracting any payments on your debt security that are not qualified stated interest payments and any amortizable bond premium applied to reduce interest on your debt security.

If you purchase your debt security with non-U.S. dollar currency, the U.S. dollar cost of your debt security will generally be the U.S. dollar value of the purchase price on the date of purchase. However, if you are a cash basis taxpayer, or an accrual basis taxpayer if you so elect, and your debt security is traded on an established securities market, as defined in the applicable U.S. Treasury regulations, the U.S. dollar cost of your debt security will be the U.S. dollar value of the purchase price on the settlement date of your purchase.

You will generally recognize gain or loss on the sale or retirement of your debt security equal to the difference between the amount you realize on the sale or retirement and your tax basis in your debt security. If your debt security is sold or retired for an amount in non-U.S. dollar currency, the amount you realize will be the U.S. dollar value of such amount on the date the debt security is disposed of or retired, except that in the case of a debt security that is traded on an established securities market, as defined in the applicable Treasury regulations, a cash basis taxpayer, or an accrual basis taxpayer that so elects, will determine the amount realized based on the U.S. dollar value of the specified currency on the settlement date of the sale.

You will recognize capital gain or loss when you sell or retire your debt security, except to the extent:

•	described above under “— Original Issue Discount — Short-Term Debt Securities” or “— Market Discount;”

•	attributable to accrued but unpaid interest;

•	the rules governing contingent payment obligations apply; or

•	attributable to changes in exchange rates as described below.

Capital gain of a noncorporate United States holder is generally taxed at preferential rates where the holder has a holding period greater than one year.

You must treat any portion of the gain or loss that you recognize on the sale or retirement of a debt security as ordinary income or loss to the extent attributable to changes in exchange rates. However, you take exchange gain or loss into account only to the extent of the total gain or loss you realize on the transaction.

Exchange of Amounts in Other Than U.S. Dollars

If you receive non-U.S. dollar currency as interest on your debt security or on the sale or retirement of your debt security, your tax basis in the non-U.S. dollar currency will equal its U.S. dollar value when the interest is received or at the time of the sale or retirement. If you purchase non-U.S. dollar currency, you generally will have a tax basis equal to the U.S. dollar value of the non-U.S. dollar currency on the date of your purchase. If you sell or dispose of a non-U.S. dollar currency, including if you use it to purchase debt securities or exchange it for U.S. dollars, any gain or loss recognized generally will be ordinary income or loss.

Indexed and Other Debt Securities

The applicable prospectus supplement will discuss the material United States federal income tax rules with respect to contingent non-U.S. dollar currency debt securities, debt securities that may be convertible into or exercisable or exchangeable for common or preferred stock or other securities of AIG parent or debt or equity securities of one or more third parties, debt securities the payments on which are determined by reference to any index and other debt securities that are subject to the rules governing contingent payment obligations which are not subject to the rules governing variable rate debt securities, any renewable and extendible debt securities and any debt securities providing for the periodic payment of principal over the life of the debt security.

Medicare Tax

For taxable years beginning after December 31, 2012, a U.S. holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, will be subject to a 3.8% tax on the lesser of (1) the U.S. holder’s “net investment income” for the relevant taxable year and (2) the excess of the U.S. holder’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual’s circumstances). A U.S. holder’s net investment income will generally include its interest income and its net gains from the disposition of the debt securities, unless such interest income or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). If you are a U.S. holder that is an individual, estate or trust, you are advised to consult your tax advisors regarding the applicability of the Medicare tax to your income and gains in respect of your investment in the debt securities.

United States Alien Holders

This subsection describes the tax consequences to a United States alien holder. This discussion assumes that the debt security or coupon is not subject to the rules of Section 871(h)(4)(A) of the Internal Revenue Code, relating to interest payments that are determined by reference to the income, profits, changes in the value of property or other attributes of the debtor or a related party.

Under United States federal income and estate tax law, and subject to the discussion of backup withholding below, if you are a United States alien holder of a debt security or coupon:

•	we and other U.S. payors generally will not be required to deduct United States withholding tax from payments of principal, premium, if any, and interest, including original issue discount, to you if, in the case of payments of interest:

•	you do not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote;

•	you are not a controlled foreign corporation that is related to us through stock ownership;

•	in the case of a debt security other than a bearer debt security, the U.S. payor does not have actual knowledge or reason to know that you are a United States person and:

•	you have furnished to the U.S. payor an Internal Revenue Service Form W-8BEN or an acceptable substitute form upon which you certify, under penalties of perjury, that you are not a United States person;

•	in the case of payments made outside the United States to you at an offshore account (generally, an account maintained by you at a bank or other financial institution at any location outside the United States), you have furnished to the U.S. payor documentation that establishes your identity and your status as the beneficial owner of the payment for United States federal income tax purposes and as a person who is not a United States person;

•	the U.S. payor has received a withholding certificate (furnished on an appropriate Internal Revenue Service Form W-8 or an acceptable substitute form) from a person claiming to be:

•	a withholding foreign partnership (generally a foreign partnership that has entered into an agreement with the Internal Revenue Service to assume primary withholding responsibility with respect to distributions and guaranteed payments it makes to its partners);

•	a qualified intermediary (generally a non-United States financial institution or clearing organization or a non-United States branch or office of a United States financial institution or clearing organization that is a party to a withholding agreement with the Internal Revenue Service); or

•	a U.S. branch of a non-United States bank or of a non-United States insurance company;

and the withholding foreign partnership, qualified intermediary or U.S. branch has received documentation upon which it may rely to treat the payment as made to a person who is not a United States person that is, for United States federal income tax purposes, the beneficial owner of the payments on the debt securities in accordance with U.S. Treasury regulations (or, in the case of a qualified intermediary, in accordance with its agreement with the Internal Revenue Service);

•	the U.S. payor receives a statement from a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business:

•	certifying to the U.S. payor under penalties of perjury that an Internal Revenue Service Form W-8BEN or an acceptable substitute form has been received from you by it or by a similar financial institution between it and you; and

•	to which is attached a copy of the Internal Revenue Service Form W-8BEN or acceptable substitute form; or

•	the U.S. payor otherwise possesses documentation upon which it may rely to treat the payment as made to a person who is not a United States person that is, for United States federal income tax purposes, the beneficial owner of the payments on the debt securities in accordance with U.S. Treasury regulations; and

•	in the case of a bearer debt security, the debt security is offered, sold and delivered in compliance with the restrictions described above under “Considerations Relating to Securities Issued in Bearer Form” and payments on the debt security are made in accordance with the procedures described above under that section; and

•	no deduction for any United States federal withholding tax will be made from any gain that you realize on the sale or exchange of your debt security or coupon.

Further, a debt security or coupon held by an individual who at death is not a citizen or resident of the United States will not be includible in the individual’s gross estate for United States federal estate tax purposes if:

•	the decedent did not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote at the time of death; and

•	the income on the debt security would not have been effectively connected with a U.S. trade or business of the decedent at the same time.

Treasury Regulations Requiring Disclosure of Reportable Transactions

Pursuant to Treasury regulations, United States taxpayers must report certain transactions that give rise to a loss in excess of certain thresholds (a “Reportable Transaction”). Under these regulations, if the debt securities are denominated in a foreign currency, a United States holder (or a United States alien holder that holds the debt securities in connection with a U.S. trade or business) that recognizes a loss with respect to the debt securities that is characterized as an ordinary loss due to changes in currency exchange rates would be required to report the loss on Internal Revenue Service Form 8886 (Reportable Transaction Statement) if the loss exceeds the thresholds set forth in the regulations. For individuals and trusts, this loss threshold is $50,000 in any single taxable year. For other types of taxpayers and other types of losses, the thresholds are higher. You should consult with your tax advisor regarding any tax filing and reporting obligations that may apply in connection with acquiring, owning and disposing of debt securities.

Backup Withholding and Information Reporting

United States Holders.  In general, if you are a noncorporate United States holder, we and other payors are required to report to the United States Internal Revenue Service all payments of principal, any premium and interest on your debt security, and the accrual of original issue discount on an original issue discount debt security. In addition, we and other payors are required to report to the United States Internal Revenue Service any payment of proceeds of the sale of your debt security before maturity within the United States. Additionally, backup withholding will apply to any payments, including payments of original issue discount, if you fail to provide an accurate taxpayer identification number, or you are notified by the United States Internal Revenue Service that you have failed to report all interest and dividends required to be shown on your federal income tax returns.

Pursuant to recently enacted legislation, certain payments in respect of the debt securities made to corporate U.S. Holders after December 31, 2011 may be subject to information reporting and backup withholding.

United States Alien Holders.  In general, if you are a United States alien holder, payments of principal, premium or interest, including original issue discount, made by us and other payors to you will not be subject to backup withholding and information reporting, provided that the certification requirements described above under “— United States Alien Holders” are satisfied or you otherwise establish an exemption. However, we and other payors are required to report payments of interest on your debt securities on Internal Revenue Service Form 1042-S even if the payments are not otherwise subject to information reporting requirements. In addition, payment of the proceeds from the sale of debt securities effected at a United States office of a broker will not be subject to backup withholding and information reporting provided that:

•	the broker does not have actual knowledge or reason to know that you are a United States person and you have furnished to the broker:

•	an appropriate Internal Revenue Service Form W-8 or an acceptable substitute form upon which you certify, under penalties of perjury, that you are not a United States person; or

•	other documentation upon which it may rely to treat the payment as made to a person who is not a United States person that is, for United States federal income tax purposes, the beneficial owner of the payment on the debt securities in accordance with U.S. Treasury regulations; or

•	you otherwise establish an exemption.

If you fail to establish an exemption and the broker does not possess adequate documentation of your status as a person who is not a United States person, the payments may be subject to information reporting and backup withholding. However, backup withholding will not apply with respect to payments made outside the United States to an offshore account maintained by you unless the broker has actual knowledge that you are a United States person.

In general, payment of the proceeds from the sale of debt securities effected at a foreign office of a broker will not be subject to information reporting or backup withholding. However, a sale effected at a foreign office of a broker will be subject to information reporting and backup withholding if:

•	the proceeds are transferred to an account maintained by you in the United States;

•	the payment of proceeds or the confirmation of the sale is mailed to you at a United States address; or

•	the sale has some other specified connection with the United States as provided in U.S. Treasury regulations;

unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above (relating to a sale of debt securities effected at a United States office of a broker) are met or you otherwise establish an exemption.

In addition, payment of the proceeds from the sale of debt securities effected at a foreign office of a broker will be subject to information reporting if the broker is:

•	a United States person;

•	a controlled foreign corporation for United States tax purposes;

•	a foreign person 50% or more of whose gross income is effectively connected with the conduct of a United States trade or business for a specified three-year period; or

•	a foreign partnership, if at any time during its tax year:

•	one or more of its partners are “United States persons,” as defined in U.S. Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership; or

•	such foreign partnership is engaged in the conduct of a United States trade or business;

unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above (relating to a sale of debt securities effected at a United States office of a broker) are met or you otherwise establish an exemption. Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge that you are a United States person.

Taxation of Preferred Stock and Depositary Shares

This subsection describes the material United States federal income tax consequences of owning, selling and disposing of the preferred stock and depositary shares that we may offer other than preferred stock that may be convertible into, or exercisable or exchangeable for, securities or other property, which will be described in the applicable prospectus supplement. When we refer to preferred stock in this subsection, we mean both preferred stock and depositary shares.

United States Holders

Distributions on Preferred Stock

You will be taxed on distributions on preferred stock as dividend income to the extent paid out of our current or accumulated earnings and profits for United States federal income tax purposes. If you are a noncorporate United States holder, dividends paid to you in taxable years beginning before January 1, 2011 will be taxable to you at a maximum rate of 15%, provided that you hold your shares of preferred stock for more than 60 days during the 121-day period beginning 60 days before the ex-dividend date (or, if the dividend is attributable to a period or periods aggregating over 366 days, provided that you hold your shares of preferred stock for more than 90 days during the 181-day period beginning 90 days before the ex-dividend date) and meet other holding period requirements. If you are taxed as a corporation, except as described in the next subsection, dividends would be eligible for the 70% dividends-received deduction.

You generally will not be taxed on any portion of a distribution not paid out of our current or accumulated earnings and profits if your tax basis in the preferred stock is greater than or equal to the amount of the distribution. However, you would be required to reduce your tax basis (but not below zero) in the preferred stock by the amount of the distribution, and would recognize capital gain to the extent that the distribution exceeds your tax basis in the preferred stock. Further, if you are a corporation, you would not be entitled to a dividends-received deduction on this portion of a distribution.

Limitations on Dividends-Received Deduction

Corporate shareholders may not be entitled to take the 70% dividends-received deduction in all circumstances. Prospective corporate investors in preferred stock should consider the effect of:

•	Section 246A of the Internal Revenue Code, which reduces the dividends-received deduction allowed to a corporate shareholder that has incurred indebtedness that is “directly attributable” to an investment in portfolio stock such as preferred stock;

•	Section 246(c) of the Internal Revenue Code, which, among other things, disallows the dividends-received deduction in respect of any dividend on a share of stock that is held for less than the minimum holding period (generally at least 46 days during the 90 day period beginning on the date which is 45 days before the date on which such share becomes ex-dividend with respect to such dividend); and

•	Section 1059 of the Internal Revenue Code, which, under certain circumstances, reduces the basis of stock for purposes of calculating gain or loss in a subsequent disposition by the portion of any “extraordinary dividend” (as defined below) that is eligible for the dividends-received deduction.

Extraordinary Dividends

If you are a corporate shareholder, you will be required to reduce your tax basis (but not below zero) in the preferred stock by the nontaxed portion of any “extraordinary dividend” if you have not held your stock for more than two years before the earliest of the date such dividend is declared, announced, or agreed. Generally, the nontaxed portion of an extraordinary dividend is the amount excluded from income by operation of the dividends-received deduction. An extraordinary dividend on the preferred stock generally would be a dividend that:

•	equals or exceeds 5% of the corporate shareholder’s adjusted tax basis in the preferred stock, treating all dividends having ex-dividend dates within an 85 day period as one dividend; or

•	exceeds 20% of the corporate shareholder’s adjusted tax basis in the preferred stock, treating all dividends having ex-dividend dates within a 365 day period as one dividend.

In determining whether a dividend paid on the preferred stock is an extraordinary dividend, a corporate shareholder may elect to substitute the fair market value of the stock for its tax basis for purposes of applying these tests if the fair market value as of the day before the ex-dividend date is established to the satisfaction of the Secretary of the Treasury. An extraordinary dividend also includes any amount treated as a dividend in the case of a redemption that is either non-pro rata as to all stockholders or in partial liquidation of the company, regardless of the stockholder’s holding period and regardless of the size of the dividend. Any part of the nontaxed portion of an extraordinary dividend that is not applied to reduce the corporate shareholder’s tax basis as a result of the limitation on reducing its basis below zero would be treated as capital gain and would be recognized in the taxable year in which the extraordinary dividend is received.

If you are a corporate shareholder, please consult your tax advisor with respect to the possible application of the extraordinary dividend provisions of the federal income tax law to your ownership or disposition of preferred stock in your particular circumstances.

Redemption Premium

If we may redeem your preferred stock at a redemption price in excess of its issue price, the entire amount of the excess may constitute an unreasonable redemption premium which will be treated as a constructive dividend. You generally must take this constructive dividend into account each year in the same manner as original issue discount would be taken into account if the preferred stock were treated as an original issue discount debt security for United States federal income tax purposes. See “— Taxation of Debt Securities — United States Holders — Original Issue Discount” above for a discussion of the special tax rules for original issue discount. A corporate shareholder would be entitled to a dividends-received deduction for any constructive dividends unless the special rules denying a dividends-received deduction described above in “— Limitations on Dividends-Received Deduction” apply. A corporate shareholder would also be required to take these constructive dividends into account when applying the extraordinary dividend rules described above. Thus, a corporate shareholder’s receipt of a constructive dividend may cause some or all stated dividends to be treated as extraordinary dividends. The applicable prospectus supplement for preferred stock that is redeemable at a price in excess of its issue price will indicate whether tax counsel believes that a shareholder must include any redemption premium in income.

Sale or Exchange of Preferred Stock Other Than by Redemption

If you sell or otherwise dispose of your preferred stock (other than by redemption), you will generally recognize capital gain or loss equal to the difference between the amount realized upon the disposition and your adjusted tax basis of the preferred stock. Capital gain of a noncorporate United States holder is generally taxed at preferential rates where the holder has a holding period greater than one year.

Redemption of Preferred Stock

If we are permitted to and redeem your preferred stock, it generally would be a taxable event. You would be treated as if you had sold your preferred stock if the redemption:

•	results in a complete termination of your stock interest in us;

•	is substantially disproportionate with respect to you; or

•	is not essentially equivalent to a dividend with respect to you.

In determining whether any of these tests has been met, shares of stock considered to be owned by you by reason of certain constructive ownership rules set forth in Section 318 of the Internal Revenue Code, as well as shares actually owned, must be taken into account.

If we redeem your preferred stock in a redemption that meets one of the tests described above, you generally would recognize taxable gain or loss equal to the sum of the amount of cash and fair market value of property (other than stock of us or a successor to us) received by you less your tax basis in the preferred stock redeemed. This gain or loss would be long-term capital gain or capital loss if you have held the preferred stock for more than one year.

If a redemption does not meet any of the tests described above, you generally would be taxed on the cash and fair market value of the property you receive as a dividend to the extent paid out of our current or accumulated earnings and profits. Any amount in excess of our current and accumulated earnings and profits would first reduce your tax basis in the preferred stock and thereafter would be treated as capital gain. If a redemption of the preferred stock is treated as a distribution that is taxable as a dividend, you should consult with your own tax advisor regarding the treatment of your basis in the redeemed preferred stock.

Special rules apply if we redeem preferred stock for our debt securities. We will discuss these rules in an applicable prospectus supplement if we have the option to redeem your preferred stock for our debt securities.

Medicare Tax

For taxable years beginning after December 31, 2012, a U.S. holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, will be subject to a 3.8% tax on the lesser of (1) the U.S. holder’s “net investment income” for the relevant taxable year and (2) the excess of the U.S. holder’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual’s circumstances). A U.S. holder’s net investment income will generally include its dividend and its net gains from the disposition of the preferred stock and depositary shares, unless such dividends or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). If you are a U.S. holder that is an individual, estate or trust, you are advised to consult your tax advisors regarding the applicability of the Medicare tax to your income and gains in respect of your investment in the preferred stock and depositary shares.

United States Alien Holders

Except as described below, if you are a United States alien holder of preferred stock, dividends paid to you are subject to withholding of United States federal income tax at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate. Even if you are eligible for a lower treaty rate, we and other payors will generally be required to withhold at a 30% rate (rather than the lower treaty rate) on dividend payments to you, unless you have furnished to us or another payor:

•	a valid Internal Revenue Service Form W-8BEN or an acceptable substitute form upon which you certify, under penalties of perjury, your status as a person who is not a United States person and your entitlement to the lower treaty rate with respect to such payments; or

•	in the case of payments made outside the United States to an offshore account (generally, an account maintained by you at an office or branch of a bank or other financial institution at any location outside the United States), other documentary evidence establishing your entitlement to the lower treaty rate in accordance with U.S. Treasury regulations.

If you are eligible for a reduced rate of United States withholding tax under a tax treaty, you may obtain a refund of any amounts withheld in excess of that rate by filing a refund claim with the United States Internal Revenue Service.

If dividends paid to you are “effectively connected” with your conduct of a trade or business within the United States, and, if required by a tax treaty, the dividends are attributable to a permanent establishment that you maintain in the United States, we and other payors generally are not required to withhold tax from the dividends, provided that you have furnished to us or another payor a valid Internal Revenue Service Form W-8ECI or an acceptable substitute form upon which you represent, under penalties of perjury, that:

•	you are not a United States person; and

•	the dividends are effectively connected with your conduct of a trade or business within the United States and are includible in your gross income.

“Effectively connected” dividends are taxed at rates applicable to United States citizens, resident aliens and domestic United States corporations.

If you are a corporate United States alien holder, “effectively connected” dividends that you receive may, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate.

Gain on Disposition of Preferred Stock

If you are a United States alien holder, you generally will not be subject to United States federal income tax on gain that you recognize on a disposition of preferred stock unless:

•	the gain is “effectively connected” with your conduct of a trade or business in the United States, and the gain is attributable to a permanent establishment that you maintain in the United States, if that is required by an applicable income tax treaty as a condition for subjecting you to United States taxation on a net income basis;

•	you are an individual, you hold the preferred stock as a capital asset, you are present in the United States for 183 or more days in the taxable year of the sale and certain other conditions exist; or

•	we are or have been a United States real property holding corporation for federal income tax purposes and you held, directly or indirectly, at any time during the five-year period ending on the date of disposition, more than 5% of the relevant class of preferred stock and you are not eligible for any treaty exemption.

If you are a corporate United States alien holder, “effectively connected” gains that you recognize may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate.

We have not been, are not and do not anticipate becoming a United States real property holding corporation for United States federal income tax purposes.

Federal Estate Taxes

Preferred stock held by a United States alien holder at the time of death will be included in the holder’s gross estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

Withholdable Payments to Foreign Financial Entities and Other Foreign Entities

Under recently enacted legislation, a 30% withholding tax would be imposed on certain payments that are made after December 31, 2012 to certain foreign financial institutions, investment funds and other non-U.S. persons that fail to comply with information reporting requirements in respect of their direct and indirect United States shareholders and/or United States accountholders. Such payments would include U.S.-source dividends and the gross proceeds from the sale or other disposition of stock that can produce U.S.-source dividends.

Backup Withholding and Information Reporting

United States Holders.  In general, if you are a non-corporate United States holder, dividend payments, or other taxable distributions, made on your preferred stock, as well as the payment of the proceeds from the sale or redemption of your preferred stock that are made within the United States will be subject to information reporting requirements. Additionally, backup withholding will apply to such payments if you are a non-corporate United States holder and you:

•	fail to provide an accurate taxpayer identification number;

•	are notified by the United States Internal Revenue Service that you have failed to report all interest or dividends required to be shown on your federal income tax returns; or

•	in certain circumstances, fail to comply with applicable certification requirements.

If you sell your preferred stock outside the United States through a non-U.S. office of a non-U.S. broker, and the sales proceeds are paid to you outside the United States, then U.S. backup withholding and information reporting requirements generally will not apply to that payment. However, U.S. information reporting will apply to a payment of sales proceeds, even if that payment is made outside the United States, if you sell your preferred stock through a non-U.S. office of a broker that is:

•	a United States person;

•	a controlled foreign corporation for United States tax purposes;

•	a foreign person 50% or more of whose gross income is effectively connected with the conduct of a United States trade or business for a specified three-year period; or

•	a foreign partnership, if at any time during its tax year:

•	one or more of its partners are “United States persons,” as defined in U.S. Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership; or

•	such foreign partnership is engaged in the conduct of a United States trade or business.

Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge that you are a United States person.

You generally may obtain a refund of any amounts withheld under the U.S. backup withholding rules that exceed your income tax liability by filing a refund claim with the United States Internal Revenue Service.

Pursuant to recently enacted legislation, certain payments in respect of the preferred stock and depositary shares made to corporate U.S. Holders after December 31, 2011 may be subject to information reporting and backup withholding.

United States Alien Holders.  If you are a United States alien holder, you are generally exempt from backup withholding and information reporting requirements with respect to:

•	dividend payments; and

•	the payment of the proceeds from the sale of preferred stock effected at a United States office of a broker;

as long as the income associated with such payments is otherwise exempt from United States federal income tax, and:

•	the payor or broker does not have actual knowledge or reason to know that you are a United States person and you have furnished to the payor or broker:

•	a valid Internal Revenue Service Form W-8BEN or an acceptable substitute form upon which you certify, under penalties of perjury, that you are not a United States person; or

•	other documentation upon which it may rely to treat the payments as made to a non-United States person that is, for United States federal income tax purposes, the beneficial owner of the payments in accordance with U.S. Treasury regulations; or

•	you otherwise establish an exemption.

Payment of the proceeds from the sale of preferred stock effected at a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, a sale of preferred stock that is effected at a foreign office of a broker will be subject to information reporting and backup withholding if:

•	the proceeds are transferred to an account maintained by you in the United States;

•	the payment of proceeds or the confirmation of the sale is mailed to you at a United States address; or

•	the sale has some other specified connection with the United States as provided in U.S. Treasury regulations;

unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above are met or you otherwise establish an exemption.

In addition, a sale of preferred stock will be subject to information reporting if it is effected at a foreign office of a broker that is:

•	a United States person;

•	a controlled foreign corporation for United States tax purposes;

•	a foreign person 50% or more of whose gross income is effectively connected with the conduct of a United States trade or business for a specified three-year period; or

• a foreign partnership, if at any time during its tax year:

•	one or more of its partners are “United States persons,” as defined in U.S. Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership; or

•	such foreign partnership is engaged in the conduct of a United States trade or business;

unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above are met or you otherwise establish an exemption. Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge that you are a United States person that is, for United States federal income tax purposes, the beneficial owner of the payments.

You generally may obtain a refund of any amounts withheld under the backup withholding rules that exceed your income tax liability by filing a refund claim with the Internal Revenue Service.

EMPLOYEE RETIREMENT INCOME SECURITY ACT

A fiduciary of a pension, profit-sharing or other employee benefit plan subject to the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (each, a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the securities offered hereunder. Among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan, and whether the investment would involve a prohibited transaction under ERISA or the U.S. Internal Revenue Code (the “Code”).

Section 406 of ERISA and Section 4975 of the Code prohibit Plans, as well as individual retirement accounts, Keogh plans any other plans that are subject to Section 4975 of the Code (also “Plans”), from engaging in certain transactions involving “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under the Code with respect to the Plan. A violation of these prohibited transaction rules may result in excise tax or other liabilities under ERISA or the Code for those persons, unless exemptive relief is available under an applicable statutory, regulatory or administrative exemption. Employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA) and non-U.S. plans (as described in Section 4(b)(4) of ERISA) (“Non-ERISA Arrangements”) are not subject to the requirements of Section 406 of ERISA or Section 4975 of the Code but may be subject to similar provisions under applicable federal, state, local, non-U.S. or other laws (“Similar Laws”).

The acquisition of the securities that we may offer by a Plan or any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) with respect to which we or certain of our affiliates is or becomes a party in interest or disqualified person may result in a prohibited transaction under ERISA or Section 4975 of the Code, unless those securities are acquired pursuant to an applicable exemption. The U.S. Department of Labor has issued five prohibited transaction class exemptions, or “PTCEs”, that may provide exemptive relief if required for direct or indirect prohibited transactions that may arise from the purchase or holding of a security offered hereunder. These exemptions are PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers), PTCE 90-1 (for certain transactions involving insurance company pooled separate accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 95-60 (for transactions involving certain insurance company general accounts), and PTCE 96-23 (for transactions managed by in-house asset managers). In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code provide an exemption for the purchase and sale of the securities offered hereby, provided that neither the issuer of the securities offered hereby nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any Plan involved in the transaction, and provided further that the Plan pays no more and receives no less than “adequate consideration” in connection with the transaction (the “service provider exemption”). There can be no assurance that all of the conditions of any such exemptions will be satisfied. The assets of a Plan may include the assets held in the general account of an insurance company that are deemed to be “plan assets” under ERISA.

Any purchaser or holder of any security offered hereunder or any interest therein will be deemed to have represented by its purchase and holding of the security that it either (1) is not a Plan, a Plan Asset Entity or a Non-ERISA Arrangement and is not purchasing the security on behalf of or with the assets of any Plan, a Plan Asset Entity or Non-ERISA Arrangement or (2) the purchase and holding of the security will not constitute or result in a non-exempt prohibited transaction or a similar violation under any applicable Similar Laws.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is important that fiduciaries or other persons considering purchasing the securities offered hereunder on behalf of or with the assets of any Plan, a Plan Asset Entity or Non-ERISA Arrangement consult with their counsel regarding the availability of exemptive relief under any of the PTCEs listed above, the service provider exemption or the potential consequences of any purchase or holding under Similar Laws, as applicable. Purchasers of the securities offered hereunder have exclusive responsibility for ensuring that their purchase and holding of the securities do not violate the fiduciary or prohibited transaction rules of ERISA or the Code or any similar provisions of Similar Laws. The sale of any security offered hereunder to a Plan, Plan Asset Entity or Non-ERISA Arrangement is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by any such Plans, Plan Asset Entities or Non-ERISA Arrangements generally or any particular Plan, Plan Asset Entity or Non-ERISA Arrangement or that such investment is appropriate for such Plans, Plan Asset Entities or Non-ERISA Arrangements generally or any particular Plan, Plan Asset Entity or Non-ERISA Arrangement.

VALIDITY OF THE SECURITIES

Unless otherwise specified in any prospectus supplement, the validity of the securities offered by this prospectus will be passed upon for us by Sullivan & Cromwell LLP, New York, New York, and the validity of the securities will be passed upon for any underwriters or agents by counsel named in your prospectus supplement.

EXPERTS

The consolidated financial statements and the financial statement schedules incorporated into this prospectus by reference to AIG’s Current Report on Form 8-K dated August 6, 2010 and management’s assessment of the effectiveness of internal control over financial reporting incorporated into this prospectus by reference to AIG’s Annual Report on Form 10-K for the year ended December 31, 2009, have been so incorporated in reliance upon the report (which contains an explanatory paragraph relating to AIG’s dependence upon the continued financial support of the U.S. government) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

American International Group, Inc.

74,997,777 Shares of Common Stock

January 19, 2011